Exhibit 2.2

PURCHASE AGREEMENT

BY AND AMONG

CT TECHNOLOGIES HOLDINGS, LLC,

SMART DOCUMENT SOLUTIONS, LLC,

SMART IMAGING HOLDINGS, INC.,

THE STOCKHOLDERS OF SMART HOLDINGS CORP.

AND

ARCAPITA INC.,

solely in its capacity as the Sellers’ Representative

Dated as of May 15, 2007

-i-

-ii-

-iii-

LIST OF EXHIBITS

Exhibit A	Working Capital Guidelines
Exhibit B	Deposit Escrow Agreement
Exhibit C	Form of Indemnification Escrow Agreement
Exhibit D	Form of Purchase Price Adjustment Escrow Agreement
Exhibit E	Form of Letter of Credit
Exhibit F	Financing Documents
Exhibit G	Certification of Foreign Status

-iv-

PURCHASE AGREEMENT

This PURCHASE AGREEMENT dated May 15, 2007 (this “Agreement”), is made and entered into by and among CT TECHNOLOGIES HOLDINGS, LLC, a Delaware limited liability company (the “Buyer”), SMART DOCUMENT SOLUTIONS, LLC, a Georgia limited liability company (the “Company”), SMART IMAGING HOLDINGS, INC., a Georgia corporation (“SIH”), the stockholders of SMART HOLDINGS CORP., a Delaware corporation (“Smart Holdings”), set forth on the signature pages hereto (each such stockholder of Smart Holdings, a “Stockholder” and, collectively, the “Stockholders”) and ARCAPITA INC., a Delaware corporation, solely in its capacity as the Sellers’ Representative pursuant to Article XII hereof (the “Sellers’ Representative”). SIH and each Stockholder are sometimes individually referred to as a “Seller” and collectively as the “Sellers.” The Buyer, the Company, each Seller and the Sellers’ Representative are sometimes individually referred to as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, SIH and Smart Holdings own all of the issued and outstanding membership interests of the Company (the “Company Units”), as set forth on Schedule A of the Company Group Disclosure Schedule;

WHEREAS, the Stockholders own all of the issued and outstanding shares of capital stock of Smart Holdings, as set forth on Schedule A of the Company Group Disclosure Schedule (the “Smart Holdings Shares,” and, together with the Company Units, the “Purchased Securities”);

WHEREAS, the Parties desire to effect the purchase and sale of the Purchased Securities provided for in this Agreement, and to enter into certain related agreements and transactions, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties wish to make certain other agreements and undertakings;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following terms, as used in this Agreement, have the following meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such specified Person. For all purposes under this Agreement, John Smart shall be deemed an Affiliate of SIH, notwithstanding any change in his ability to Control SIH after the date hereof.

“Audited Balance Sheet” means the audited consolidated balance sheet of the Company Group as of and for the 12-month period ending September 30, 2006.

“Audited Financial Statements” means the Audited Balance Sheet and related consolidated statements of income, members’ equity and cash flows of the Company and its subsidiaries as of and for the 12-month periods ending September 30, 2006, September 30, 2005 and September 30, 2004.

“Business Day” means any day except Saturday, Sunday or any days on which banks are generally not open for business in Atlanta, Georgia, New York, New York or Boston, Massachusetts.

“Buyer Ancillary Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Buyer in connection with the transactions contemplated by this Agreement.

“Class A Units” means the Class A Non-Voting Units of the Company having the powers, preferences and rights, and qualifications, limitations and restrictions set forth in the Company Operating Agreement.

“Class B Units” means the Class B Non-Voting Units of the Company having the powers, preferences and rights, and qualifications, limitations and restrictions set forth in the Company Operating Agreement.

“Closing Date Net Working Capital” means, as of the open of business on the Closing Date (but without giving effect to any changes, including, without limitation, any purchase accounting adjustments, which arise solely as a result of the transactions contemplated by this Agreement), the consolidated current assets of the Company Group, but excluding (a) receivables related to income taxes, (b) deferred inventory and (c) amounts due from Affiliates of any Seller, the Company or any of its Subsidiaries (each as calculated in accordance with Exhibit A), less all current liabilities of the Company Group on a consolidated basis, but excluding (v) any liabilities to the extent that they have separately reduced the Purchase Price pursuant to Section 3.1 of this Agreement (which, for the avoidance of doubt, includes the current portion of Indebtedness), (w) amounts due to Affiliates of any Seller, the Company or any of its Subsidiaries, (x) deferred tax liabilities, (y) deferred revenue and (z) income taxes payable (each as calculated in accordance with Exhibit A).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Business” shall mean all of the Company’s and the Company’s Subsidiaries’ businesses, including its business of providing (i) release of information to healthcare providers, (ii) electronic patient medical records workflow software to healthcare providers and (iii) outsourced coding services to hospitals.

“Company Group” shall mean, individually and collectively, each of Smart Holdings, the Company and the Company’s Subsidiaries, including SHS Holdings, LLC and Micro Innovations, Inc. As used herein, the phrase “member of the Company Group” shall refer to each of the foregoing individually, without distinction.

“Company Group Ancillary Documents” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by any member of the Company Group in connection with the transactions contemplated by this Agreement.

“Company Group Intellectual Property” means any Intellectual Property that is owned, used or held for use by any member of the Company Group.

“Company Group Securityholders’ Agreement” means the Securityholders’ Agreement, dated June 13, 2002, by and among the Company, Smart Holdings, John and Pam Smart Family Trust, SIH and the Stockholders, as amended.

“Company Operating Agreement” means the Second Amended and Restated Operating Agreement of Smart Document Solutions, LLC, dated June 13, 2002, as amended.

“Company Optionholder” means a holder of Company Unit Options as of the Closing.

“Company Option Plan” means the Smart Document Solutions, LLC 2002 Option Plan, effective October 11, 2002.

“Confidential Descriptive Memorandum” means the Confidential Descriptive Memorandum regarding the Company and its Subsidiaries delivered to the Buyer by William Blair & Company, L.L.C.

“Confidential Information” means any data or information of any member of the Company Group (including trade secrets) that is used in the operation of the Company Business, not generally available to the public and not generally known or available to participants in the applicable industry in which such member of the Company Group participates.

“Contracts” means all written agreements, contracts, leases, subleases, licenses, sublicenses and purchase orders to which a member of the Company Group is a party and is currently bound.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise.

“Customer” means any customer of the Company Group that paid any member of the Company Group in the aggregate more than $250,000 during the 12-month period ended September 30, 2006.

“Deposit Escrow Agreement” means the Deposit Escrow Agreement, dated as of the date of this Agreement, by and among the Sellers’ Representative, the Buyer and the Escrow Agent, attached hereto as Exhibit B.

“Dollar”, “Dollars” and the symbol “$” shall mean lawful money of the United States of America.

“Environmental Laws” means all federal, state and local Laws relating to protection of human health or the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air, pollution control and Hazardous Substances.

“Escrow Agent” means HSBC Bank USA, National Association, a national banking association, or such other Escrow Agent appointed under the Deposit Escrow Agreement, the Indemnification Escrow Agreement or the Purchase Price Adjustment Escrow Agreement, as the case may be.

“Escrow Agreements” means the Purchase Price Adjustment Escrow Agreement and the Indemnification Escrow Agreement.

“Estimated Working Capital” means the estimated Closing Date Net Working Capital as set forth on the Statement of Estimated Closing Date Net Working Capital.

“Estimated Working Capital Deficit” means the amount, if any, by which the Target Working Capital exceeds the Estimated Working Capital as set forth on the Closing Date Financial Certificate.

“Estimated Working Capital Surplus” means the amount, if any, by which the Estimated Working Capital exceeds the Target Working Capital as set forth on the Closing Date Financial Certificate.

“Final Purchase Price” means the Purchase Price as set forth on the Final Purchase Price Statement.

“Final Purchase Price Statement” means the Statement of Purchase Price as finally determined pursuant to Section 3.6(b).

“Final Working Capital” means the Closing Date Net Working Capital as set forth on the Final Working Capital Statement.

“Final Working Capital Statement” means the Statement of Closing Net Working Capital as finally determined pursuant to Section 3.6(b).

“GAAP” means generally accepted accounting principles in the United States as in effect on any applicable date.

“Governmental Entity” means any federal, state or local government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority or agency.

“Hazardous Substance” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by any member of the Company Group is governed by or arises under Environmental Laws.

“Health Information Laws” means all federal and state Law relating to patient, medical or individual healthcare information including the Administrative Simplification requirements of HIPAA.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. No. 104-191, as amended, and any rules or regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (including reimbursement and all other obligations with respect to surety bonds and bankers’ acceptances, whether or not matured, obligations under capital leases and all guarantees or similar instruments or arrangements related to any Indebtedness of another Person), including the current portion of such indebtedness, (b) all obligations evidenced by notes, bonds or debentures and (c) all amounts paid by any member of the Company Group in connection with the termination as of the Closing Date of any interest rate hedging or swap agreements, in case of each of clause (a), (b) and (c), including all principal, accrued but unpaid interest, and prepayment or similar penalties and expenses which are payable as of the Closing Date. Further, for purposes of this Agreement, “Indebtedness” shall specifically include any Islamic financing instruments or arrangements of any member of the Company Group (including any murabaha, Ijara or musharakah/mudarabah type financings), but shall not include customer down-payments for goods or services provided or to be provided by any member of the Company Group, any intercompany indebtedness, any obligation of the Company to make the Option Payments, or any obligation to pay Transaction Expenses.

“Indemnification Escrow Agreement” means the Indemnification Escrow Agreement to be entered into at the Closing by and among the Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit C.

“Intellectual Property” means any or all of the following and all rights, arising out of or associated therewith: (a) all patents and applications therefor and all reissues, divisions, reexaminations, extensions, provisionals, continuations and continuations-in-part thereof, (b) all inventions (whether patentable or not), invention disclosures, improvements, Software, trade secrets, proprietary information, know-how, technology, technical data, supplier and customer lists, confidential information and all documentation relating to any of the foregoing, (c) all works of authorship (whether copyrightable or not), all copyrights (including look-and-feel), copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all industrial designs and any registrations and applications therefor and moral rights, (e) all internet uniform resource locators, domain names, trade names, corporate names, logos, slogans, designs, trade dress, common law trademarks and service marks, trademark and service mark registrations and applications therefore, and all renewals in connection therewith, and all goodwill associated with any of the foregoing and (f) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Knowledge” with respect to the Sellers means the actual knowledge of Frank Murphy, Peter Schmitt, Steve Roberts and Gene Guertin on the date hereof, without investigation.

“Law” means any statutes, rules, codes, regulations, ordinances or orders, of, or issued by, Governmental Entities.

“Liens” means mortgages, liens, pledges, security interests, charges, claims, restrictions and encumbrances.

“Loss” means any claims, liabilities, obligations, damages, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including reasonable attorneys’ fees and expenses, but not including any such fees or expenses in connection with investigating or pursuing any claim hereunder), but excluding punitive or exemplary damages or lost profits or revenues. Any portion of any Loss attributable to consequential or indirect damages shall be limited to the actual economic loss of the Company Business, excluding any loss of profits or revenue, except to the extent any such Losses are required to be paid to third parties.

“Material Adverse Effect” means any event, change or effect that has occurred that has a material adverse effect upon the business operations, assets or financial condition of the Company Group, taken as a whole, other than events, changes, effects, conditions or circumstances resulting from or relating to: (a) applicable economic or market conditions of the industries in which the Company Group operates, (b) the announcement of the transactions contemplated by this Agreement, (c) (i) the execution of, compliance with the terms of, or the taking of any action required by this Agreement or (ii) the consummation of the transactions contemplated by this Agreement, (d) any change in accounting requirements or principles or any change in applicable Laws or the interpretation thereof, (e) changes in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or (f) any change in the financial, banking, credit, securities, or commodities markets or prevailing interest rates of the United States or any other jurisdiction, where the Company Group has operations or significant revenues, so long as, in the case of clauses (a) and (e), such event, change or effect does not adversely affect members of the Company Group in a materially disproportionate manner relative to similarly situated participants in the industries in which they operate; and provided, that any Loss, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Option Payments” means the aggregate amount payable by the Company to Company Optionholders pursuant to the Company Option Plan at Closing as a result of the transactions contemplated hereunder.

“Ordinary Course” means, with respect to any member of the Company Group, the ordinary course of business of such member of the Company Group consistent with past practice and custom, including with respect to frequency, magnitude and duration.

“Per Company Unit Consideration” means an amount equal to (a) (i) the Purchase Price, plus (ii) the amount of any Indebtedness of Smart Holdings as of the Closing Date, less (iii) the Indemnification Escrow Amount, less (iv) the Purchase Price Adjustment Escrow Amount, divided by (b) the issued and outstanding Company Units as of the Closing.

“Permitted Liens” means (a) Liens imposed by Law for Taxes not yet due and payable or that are being contested in good faith, (b) statutory Liens of landlords, (c) Liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen, and other Liens imposed by Law or Contract incurred in the Ordinary Course that are not due and payable or that are being properly contested, (d) pledges and deposits made in the Ordinary Course in compliance with workers’ compensation, unemployment insurance and other social security Laws or regulations, (e) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety, indemnity and appeal bonds, performance and return-of-money and fiduciary bonds and other obligations of a like nature, in each case in the Ordinary Course, (f) easements, zoning restrictions, rights-of-way, licenses, covenants, conditions, minor defects, encroachments or irregularities in title and similar encumbrances on or affecting any Real Property that do not secure any monetary obligations and do not or would not reasonably be expected to materially interfere with the Ordinary Course of the Company Business at any Real Property subject to such liens, (g) any (i) interest or title of a lessor or sublessor under any lease, (ii) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to or (iii) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (ii), and (h) Liens on goods held by suppliers arising in the Ordinary Course for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor and as long as such Lien remains unperfected; provided that notwithstanding the foregoing, the term “Permitted Liens” shall not include any Lien securing indebtedness for money borrowed by any member of the Company Group.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization or other entity or any Governmental Entity.

“Pro Rata Payment Percentage” means with respect to SIH, the percentage of the total issued and outstanding Company Units owned by SIH as of the Closing Date and, with respect to each other Seller, the percentage of the total issued and outstanding Company Units owned by Smart Holdings as of the Closing Date multiplied by the percentage of the total issued and outstanding Smart Holding Shares owned by such other Seller as of the Closing Date.

“Purchase Price Adjustment Escrow Agreement” means the Purchase Price Adjustment Escrow Agreement to be entered into at the Closing by and among the Buyer, the Sellers’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit D.

“Purchase Price Deficit” means the amount, if any, by which the Final Purchase Price is less than the Estimated Purchase Price.

“Purchase Price Surplus” means the amount, if any, by which the Final Purchase Price is greater than the Estimated Purchase Price.

“Registered Intellectual Property” means all (a) patents and patent applications (including provisional applications), (b) registered trademarks and service marks and applications to register trademarks and service marks, (c) registered copyrights and applications for copyright registration and (d) domain name registrations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, dumping or disposing into the environment.

“Seller Ancillary Agreement” means any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by the Sellers in connection with the transactions contemplated by this Agreement.

“Software” means all computer software programs, together with any error corrections, updates, modifications, or enhancements thereto, in both machine-readable form and human-readable form, including all data, databases, related documentation and any procedural code.

“Statement of Estimated Closing Net Working Capital” means the statement provided pursuant to Section 3.3(c) that sets forth the estimate of the Closing Date Net Working Capital as calculated in accordance with Exhibit A.

“Subsidiary” or “Subsidiaries” means any and all corporations, partnerships, limited liability companies, joint ventures and other entities Controlled by the Company directly or indirectly through one or more intermediaries.

“Target Working Capital” means an amount equal to Nine Million Five Hundred Thousand Dollars ($9,500,000).

“Taxes” means all federal, state, local or non-U.S. taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, stamp, transfer, registration, sales, use, excise, gross receipts, value-added and all other taxes of any kind, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity with respect to any taxes.

“Tax Period” means any period prescribed by any taxing or other Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means any report, return, declaration, claim for refund or information return or statement or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports with respect to Taxes.

“Transaction Expenses” means the legal, accounting, financial advisory and other third party advisory or consulting fees and expenses incurred by the Company Group, or the Sellers’ Representative or the Sellers in connection with the transactions contemplated by this Agreement and any bonus or other compensation (other than the Option Payments) payable by a member of the Company Group to any employee or other provider of services as a result of the transactions contemplated hereby. Transaction Expenses shall not include (i) fees paid under the HSR Act by the Buyer in connection with the transactions contemplated by this Agreement, (ii) Transfer Taxes paid by the Sellers in accordance with Section 7.7(d) nor (iii) any fees or other amounts paid by the Company Group at or prior to the Closing.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code.

“Voting Units” means the Ordinary Voting Units of the Company having the powers, preferences and rights, and qualifications, limitations and restrictions set forth in the Company Operating Agreement.

Section 1.2 Other Definitions. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
AAA	Section 13.8(a)
Accounting Expert	Section 3.6(b)
Acquisition Proposal	Section 7.15
Actual Buyer Knowledge	Section 11.5(h)
Affiliate Debt	Section 5.21

Agreement	Preamble
Bring Down Certificate	Section 8.3(e)
Buyer	Preamble
Buyer Indemnified Parties	Section 11. l(a)
Buyer Losses	Section 11.1
Claimant	Section 13.8(b)
Claims Period	Section 11.4
Closing	Section 9.1
Closing Date	Section 9.1
Closing Date Equity Statement	Section 3.3(a)
Closing Date Financial Certificate	Section 3.3(c)
Closing Date Indebtedness Statement	Section 3.3(b)
Company	Preamble
Company Group Disclosure Schedule	Article IV
Company Group Systems	Section 5.19(g)
Company Unit Options	Section 5.5(b)
Company Units	Recitals
Competitive Business	Section 7.13(a)
Consent	Section 5.4
Continuing Employee	Section 7.10(a)
Controlling Interest	Section 7.13(a)
Disputing Parties	Section 3.6(b)
Disputing Party	Section 3.6(b)
Employee	Section 7.13(b)
Employee Benefit Plan(s)	Section 5.16(a)
ERISA	Section 5.16(a)
Estimated Purchase Price	Section 3.3(c)
Expense of Sale	Section 12.1(f)
Financing	Section 7.3(e)
Financing Documents	Section 6.5
Financing Source Failure	Section 10.3(d)
Fundamental Representations	Section 11.4(a)
Indemnification Escrow Amount	Section 3.2(b)
Indemnification Escrow Fund	Section 3.2(b)
Indemnified Party	Section 11.3(a)
Indemnifying Party	Section 11.3(a)
Intentional Failure to Close	Section 10.3(c)
Interim Balance Sheet	Section 5.8(a)
Interim Financial Statements	Section 5.8(a)
LC Damages Waiver	Section 10.3(a)
LC Funds	Section 10.3(a)
Leases	Section 5.7(b)
Letter of Credit	Section 3.2(a)
Licenses	Section 5.12
Material Breach	Section 7.6
Material Contracts	Section 5.14(a)

NLRB	Section 5.17(a)
Non-Solicitation Period	Section 7.13 (b)
Parties	Preamble
Party	Preamble
Proceeding	Section 5.11
Purchase Price	Section 3.1
Purchase Price Adjustment Escrow Amount	Section 3.2(c)
Purchase Price Adjustment Escrow Fund	Section 3.2(c)
Purchased Securities	Recitals
Real Property	Section 5.7(a)
Real Property Leases	Section 5.7(b)
Request	Section 13.8(b)
Respondent	Section 13.8(b)
Seller(s)	Preamble
Seller Indemnified Parties	Section 11.2
Seller Losses	Section 11.2
Sellers’ Representative	Preamble
SIH	Preamble
Smart Holdings Non-Voting Shares	Section 5.5(a)
Smart Holdings Shares	Recitals
Smart Holdings Shares Consideration	Section 3.4(a)
Smart Holdings Voting Shares	Section 5.5(a)
Statement of Closing Net Working Capital	Section 3.6(a)
Statement of Purchase Price	Section 3.6(a)
Stockholder(s)	Preamble
Supporting Documentation	Section 7.7(c)
Systems	Section 5.19(g)
Termination Date	Section 10.1(d)
Third Party Claim	Section 11.3 (a)
Threshold Amount	Section 11.5(a)
Transfer Taxes	Section 7.7(d)
WARN Act	Section 7.1(r)

Section 1.3 Construction.

(a) Unless the context of this Agreement otherwise clearly requires, (i) references to the plural include the singular, and references to the singular include the plural, (ii) references to one gender include the other gender, (iii) the words “include,” “includes” and “including do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation”, (iv) the terms “hereof”, “herein”, “hereunder”, “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (v) the terms “day” and “days” mean and refer to calendar day(s), (vi) the terms “year” and “years” mean and refer to calendar year(s) and (vii) unless set forth specifically otherwise, the settlement of all payments hereunder shall be made in Dollars.

(b) Unless otherwise set forth in this Agreement, references in this Agreement to any document, instrument or agreement (including this Agreement) (i) include and incorporates all exhibits, schedules and other attachments thereto, (ii) include all documents, instruments or agreements issued or executed in replacement thereof and (iii) mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time. All Article, Section, Exhibit and Schedule references herein are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified.

(c) This Agreement shall not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE II

PURCHASE AND SALE OF PURCHASED SECURITIES

Section 2.1 Purchase and Sale of Smart Holdings Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase and acquire from the Stockholders, and the Stockholders shall sell, transfer, assign and deliver to the Buyer, all of the Smart Holdings Shares held by the Stockholders, as set forth on Schedule A, free and clear of all Liens.

Section 2.2 Purchase and Sale of Company Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase and acquire from SIH, and SIH shall sell, transfer, assign and deliver to the Buyer, all of the Company Units held by SIH, as set forth on Schedule A, free and clear of all Liens.

ARTICLE III

PURCHASE PRICE; PAYMENTS; ADJUSTMENTS

Section 3.1 Purchase Price. Subject to Section 3.5, the aggregate amount to be paid by the Buyer at the Closing as consideration for the Purchased Securities (the “Purchase Price”) shall be an amount equal to (a) One Hundred Eighty-Five Million Dollars ($185,000,000), minus (b) the aggregate amount of the Indebtedness of the members of the Company Group as of the Closing Date, minus (c) the Transaction Expenses, plus (d) the amount of any Estimated Working Capital Surplus, minus (e) the amount of any Estimated Working Capital Deficit.

Section 3.2 Deposit Amount; Indemnification Escrow Amount.

(a) No later than the close of business on May 17, 2007, the Buyer shall cause a letter of credit in the form attached as Exhibit E hereto (the “Letter of Credit”) (i) to be issued for the benefit of the Escrow Agent in the face amount of Ten Million Dollars ($10,000,000) and (ii) to be deposited with the Escrow Agent in accordance with the Deposit Escrow Agreement. The Letter of Credit (x) shall secure the obligations of the Buyer under Section 10.3 and (y) shall be payable upon presentment in accordance with the terms and conditions of the Deposit Escrow Agreement. If the Buyer shall breach any of the covenants contained in the first sentence of this Section 3.2(a), the Buyer shall promptly pay to the Sellers’ Representative a sum of Five Hundred Thousand Dollars

($500,000) in cash by wire transfer of immediately available funds to an account designated in writing by the Sellers’ Representative, which payment obligation shall survive any subsequent termination of this Agreement. It is understood and agreed by the Parties that any breach by the Buyer of the covenants contained in the first sentence of this Section 3.2(a) shall result in the incapability of fulfillment of the condition set forth in Section 8.2(b) and that in the event of any such breach, Sellers’ Representative (on behalf of the Sellers) shall have the right under Section 10.1(c) on or after May 18, 2007 to terminate this Agreement.

(b) At the Closing, the Buyer shall deposit with the Escrow Agent in cash a sum of Five Million Dollars ($5,000,000) by wire transfer of immediately available funds (the “Indemnification Escrow Amount”) pursuant to the Indemnification Escrow Agreement. The Indemnification Escrow Amount, as adjusted from time to time, together with any earnings thereon, shall be referred to as the “Indemnification Escrow Fund”. The Indemnification Escrow Fund shall secure the indemnification obligations of the Sellers under Article XI and shall be distributed in accordance with the terms of the Indemnification Escrow Agreement.

(c) At the Closing, the Buyer shall deposit with the Escrow Agent in cash a sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000) by wire transfer of immediately available funds (the “Purchase Price Adjustment Escrow Amount”) pursuant to the Purchase Price Adjustment Escrow Agreement. The Purchase Price Adjustment Escrow Amount, as adjusted from time to time, together with any earnings thereon, shall be referred to as the “Purchase Price Adjustment Escrow Fund.” The Purchase Price Adjustment Escrow Fund shall secure the obligations of the Sellers under Section 3.6(c) and shall be distributed in accordance with the terms of the Purchase Price Adjustment Escrow Agreement.

Section 3.3 Closing Date Statements.

(a) Not less than three Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Closing Date Equity Statement”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Sellers), which sets forth (i) the name of each holder of Purchased Securities and any other equity security of the Company or Smart Holdings other than Company Unit Options, (ii) the number and type of Purchased Securities or other equity securities beneficially owned by such Person and (iii) the portion of the Purchase Price to be paid to such Person at the Closing pursuant to Section 3.4.

(b) Not less than three Business Days prior to the Closing Date, the Company shall deliver to the Buyer a statement (the “Closing Date Indebtedness Statement”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company Group), which sets forth by lender, the aggregate amount of Indebtedness of each member of the Company Group as of the Closing Date.

(c) Not less than three Business Days prior to the Closing Date, the Company shall deliver to the Buyer a certificate (the “Closing Date Financial Certificate”), signed by the Chief Financial Officer of the Company (on behalf and in the name of the Company Group), which sets forth (i) the Company’s best estimate of the Estimated Working Capital Surplus or the Estimated Working Capital Deficit, as the case may be, and the Statement of Estimated Closing Net Working Capital (including a reasonably detailed supporting calculation thereof), (ii) by payee, the aggregate amount of the Option Payments, (iii) the Company’s best estimate of the Transaction Expenses and (iv) the Company’s best estimate of the Purchase Price based on such estimates and the Closing Date Indebtedness Statement (the “Estimated Purchase Price”). The Statement of Estimated Closing Net Working Capital shall be based upon the books and records of the members of the Company Group and shall be prepared in accordance with the definition of Closing Date Net Working Capital set forth in Section 1.1 above and Exhibit A.

(d) The Company shall make appropriate revisions to the Closing Date Financial Certificate as are mutually agreed upon by the Buyer and the Sellers’ Representative. The Company and the Sellers’ Representative shall provide to the Buyer reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers relating to such statements, certificates, calculations and estimates.

Section 3.4 Payment of Purchase Price. At the Closing, the Buyer shall pay the Estimated Purchase Price as follows:

(a) pay to the Sellers’ Representative (on behalf of the Stockholders) an amount (the “Smart Holdings Shares Consideration”) equal to (i) the product of (A) the Per Company Unit Consideration and (B) the aggregate Company Units held by Smart Holdings as of the Closing Date, minus (ii) the aggregate amount of Indebtedness of Smart Holdings as of the Closing Date. Upon such payment to the Sellers’ Representative, the Buyer shall be fully released and discharged of any obligation with respect to the payment of the Smart Holdings Shares Consideration on the Closing Date and the Sellers’ Representative shall disburse promptly such amount to the Stockholders, or their designees, in accordance with their relative Pro Rata Payment Percentages; and

(b) pay to SIH an amount equal to the product of (i) the Per Company Unit Consideration and (ii) the number of Company Units held by SIH as of the Closing Date.

Section 3.5 Payment of Other Amounts at Closing. At the Closing, the Buyer shall:

(a) on behalf of the Company Group, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Indebtedness Statement, the aggregate amount of the Indebtedness as of the Closing Date;

(b) on behalf of the Company, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Financial Certificate, the aggregate amount equal to the Option Payments; and

(c) on behalf of the Company Group, pay to such account or accounts as the Company specifies to the Buyer pursuant to the Closing Date Financial Certificate, the aggregate amount of the Transaction Expenses.

Section 3.6 Adjustment to Purchase Price.

(a) Within 75 days after the Closing Date, the Buyer shall prepare and deliver to the Sellers’ Representative (i) a statement of the Closing Date Net Working Capital (the “Statement of Closing Net Working Capital”) (including a reasonably detailed supporting calculation thereof) and (ii) a statement which sets forth the amounts of the Indebtedness of the Company Group as of the Closing Date, the Option Payments, the Transaction Expenses and the resulting Purchase Price (the “Statement of Purchase Price”). The Statement of Closing Net Working Capital shall be based upon the books and records of the members of the Company Group and shall be prepared in accordance with the definition of Closing Date Net Working Capital set forth in Section 1.1 above and Exhibit A. Buyer shall provide to the Sellers’ Representative reasonable access during reasonable hours and under reasonable circumstances to all relevant books and records and any work papers (including those of Buyer’s accountants, to the extent permitted by such accountants) relating to such statements, certificates, calculations and estimates and all other items reasonably requested by the Sellers’ Representative in connection therewith.

(b) The Statement of Closing Net Working Capital and the Statement of Purchase Price shall be final and binding on the Parties unless the Sellers’ Representative shall, within 60 days following the delivery of the Statement of Closing Net Working Capital and the Statement of Purchase Price, deliver to the Buyer written notice of disagreement with such Statement of Closing Net Working Capital and such Statement of Purchase Price, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of such disagreement. If the Sellers’ Representative shall deliver a written notice of disagreement within the aforesaid 60-day period, then the disputed matters set forth in such written notice shall be resolved by the Sellers’ Representative, on behalf of the Sellers, and the Buyer. For the avoidance of doubt, amounts that are not subject to a written notice of disagreement shall be remitted to the Sellers’ Representative or the Buyer, as the case may be, in accordance with Section 3.6(c). If the Sellers’ Representative and the Buyer are unable to resolve all disagreements within 30 days of receipt by the Buyer of a written notice of disagreement, or such longer period as may be agreed by the Buyer and the Sellers’ Representative, then, within 30 days thereafter, the Sellers’ Representative and the Buyer (each a “Disputing Party” and together the “Disputing Parties”) jointly shall select a nationally recognized independent public accounting firm that is not the independent auditor of either of the Disputing Parties to resolve each item of disagreement (acting as an expert and not as an arbitrator) in accordance with this Section 3.6(b) (the “Accounting Expert”); provided, that if the Disputing Parties are unable to select the Accounting Expert within such time period then the Buyer and the Sellers’ Representative shall each select such a firm and such firms shall jointly select a third nationally recognized firm to act as the Accounting Expert. The Accounting Expert so selected will consider only those items and amounts set forth in the Statement of Closing Net Working Capital and the Statement of Purchase Price as to which the Disputing Parties have disagreed within the time periods and on the terms specified above and must resolve the matter in accordance with the terms and provisions of this Agreement (including Exhibit A). Each Disputing Party may furnish to the

Accounting Expert such information and documents as it deems relevant, with copies of such submission and all such documents and information being concurrently given to the other Disputing Party. Neither Disputing Party shall have or conduct any communication, either written or oral, with the Accounting Expert without the other Disputing Party either being present or receiving a concurrent copy of any written communication. The Accounting Expert shall resolve each item of disagreement based solely on the presentations and supporting material provided by the Disputing Parties and not pursuant to any independent review and may not assign a value to any particular item greater than the greatest value for such item claimed by either Disputing Party or less than the lowest value for such item claimed by either Disputing Party, in each case as presented to the Accounting Expert. The Accounting Expert shall issue a detailed written report that sets forth the resolution of all items in dispute and that contains a Final Working Capital Statement and a Final Purchase Price Statement. Such report shall be final and binding upon the Disputing Parties. Buyer and the Sellers’ Representative (on behalf of the Sellers) will each pay their own fees and expenses (including any fees and expenses of their accountants and other representatives) in connection with the resolution of disputes pursuant to this Section 3.6(b). Notwithstanding the foregoing, the fees and expenses of the Accounting Expert incurred in connection with the resolution of disputes arising under this Section 3.6(b) will be paid by Buyer, on the one hand, and the Sellers’ Representative (on behalf of the Sellers), on the other, in proportion to the difference between the Final Purchase Price determined by the Accounting Expert and the respective amounts of the Purchase Price asserted by each such Party at the time of the initial referral of the Statement of Closing Net Working Capital and the Statement of Purchase Price disputes to the Accounting Expert. The Disputing Parties shall, and the Buyer shall cause the Company Group to, cooperate fully with the Accounting Expert and respond on a timely basis to all requests for information or access to documents or personnel made by the Accounting Expert or by the Disputing Parties, all with the intent to fairly and in good faith resolve all disputes relating to Statement of Closing Net Working Capital as promptly as reasonably practicable.

(c) Within five Business Days following the determination of the Final Working Capital Statement and the Final Purchase Price Statement in accordance this Section 3.6, if there is a Purchase Price Deficit, then the Sellers’ Representative (on behalf of the Sellers) shall cause to be paid to the Buyer from the Purchase Price Adjustment Escrow Fund an amount equal to the Purchase Price Deficit; provided, that to the extent that the Purchase Price Adjustment Escrow Fund is insufficient to pay the entire amount of the Purchase Price Deficit, Sellers shall severally based on their respective Pro Rata Payment Percentages pay to the Buyer an amount equal to such insufficiency; and provided, further, that each Stockholder shall be jointly and severally liable for the obligations of each other Stockholder under this Section 3.6(c). If there is a Purchase Price Surplus, then the Buyer shall pay to the Sellers’ Representative, on behalf of the Sellers, an amount equal to the Purchase Price Surplus.

(d) All payments or distributions required under this Section 3.6 shall be made in cash by wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three Business Days prior to the applicable payment or distribution date.

Section 3.7 Withholding Rights. The Buyer, the Sellers’ Representative and the Company shall be entitled to deduct and withhold (without duplication) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are withheld and paid to the appropriate taxing authority in accordance with applicable Laws, such withheld amount shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid. Notwithstanding the foregoing, provided that Smart Holdings and the Stockholders comply with the delivery requirements set forth in Section 9.2(f) and Section 9.2(g), respectively, and provided that there is no applicable change in Law between the date hereof and the Closing Date, no Taxes shall be withheld from any payment at Closing to any Stockholder with respect to such Stockholder’s Smart Holding Shares, nor shall any Taxes be withheld from any payment at Closing with respect to the registered promissory notes issued by Smart Holdings on or about June 13, 2002.

Section 3.8 Method of Payment. Unless otherwise agreed by the Buyer and the Seller Representative, all payments under this Article III or otherwise under this Agreement shall be made when due by wire transfer of immediately available funds to the account or accounts designated in writing by the Party entitled to receive such payment.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as disclosed in the disclosure schedule delivered by the Sellers to the Buyer (the “Company Group Disclosure Schedule”) simultaneously with the execution of this Agreement and subject to the terms, conditions and limitations set forth in this Agreement, each Seller severally, and not jointly with any other Seller, hereby represents and warrants to the Buyer as of the date of this Agreement as follows:

Section 4.1 Authorization; Acknowledgement of Understanding. Such Seller has the full right, power, authority and capacity to execute, deliver and perform this Agreement and each Seller Ancillary Document and to consummate the transactions contemplated hereby and thereby. Such Seller, as of the date hereof, has taken all corporate action required by its organizational documents to authorize the execution and delivery of this Agreement, and will have, prior to the Closing Date, taken all corporate action required by its organizational documents to authorize the execution and delivery of the Seller Ancillary Agreements to which it will be a party and to authorize the consummation of the transactions contemplated to be consummated by it by this Agreement and such Seller Ancillary Agreements. This Agreement is as of the date hereof, and the Seller Ancillary Documents shall be as of the Closing Date, duly authorized, executed and delivered by such Seller and do or shall, as the case may be, when duly executed by all Parties and delivered by such Seller, constitute the valid and binding agreements of such Seller, enforceable against such Seller in accordance with their respective terms subject to applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity. The execution, delivery and performance by such Seller of this Agreement and the Seller Ancillary Documents and the consummation of the transactions contemplated hereby and thereby (including the sale of the Purchased Securities) will not, with or without the giving of notice or the passing of time, or both, (a) violate any provision of Law, statute, rule or regulation to which such Seller is subject, (b) violate any order, judgment or decree applicable to such Seller, (c) violate, conflict with, or result in a breach or default under, or cause the termination of, any term or condition of any court order, decree, ruling, writ, assessment, stipulation, determination or arbitration award of a Governmental Entity or (d) violate, conflict with, require any notice or consent under or result in the acceleration of the performance of any obligation of such Seller under, or result in the creation of a Lien upon such Seller’s properties (including the Purchased Securities) pursuant to, any Contract, trust document, will or other instrument to which such Seller is a party or by which such Seller is bound which would reasonably be expected to adversely affect such Seller’s ability to consummate the transactions contemplated by this Agreement or any Seller Ancillary Document.

Section 4.2 Ownership of Purchased Securities. Such Seller owns of record and beneficially the number of Smart Holdings Shares or Company Units, as applicable, set forth opposite such Person’s name on Schedule A of the Company Group Disclosure Schedule and such Purchased Securities (a) have been duly authorized, and are validly issued, fully paid and nonassessable and have been issued in accordance with applicable Law and preemptive rights and (b) are free and clear of any Lien. Smart Holdings owns of record and beneficially the number of Company Units set forth opposite its name on Schedule A. Other than the Purchased Securities set forth opposite each Seller’s name on Schedule A of the Company Group Disclosure Schedule, such Seller does not own any shares of capital stock of Smart Holdings or the Company, as applicable, or any other equity security of Smart Holdings or the Company, as applicable, or any right of any kind to have any such equity security issued to such Seller. Except as set forth on Section 4.2 of the Company Group Disclosure Schedule, such Seller has the exclusive right, power and authority to vote such Seller’s Smart Holdings Voting Shares or Voting Units, as applicable, and such Seller owns and has granted no outstanding proxy as to any of such Purchased Securities. Such Seller is not a party to or bound by any shareholders’ agreement or any other Contract affecting or relating to such Seller’s right to sell or otherwise transfer or vote the Purchased Securities held by such Seller, other than the Company Group Securityholders’ Agreement which shall be terminated in full on or prior to the Closing, and such Seller’s sale of the Purchased Securities to the Buyer hereunder will not violate the legal rights of any Person or give any Person any cause of action or claim against the Buyer.

Section 4.3 Amounts Owed to Sellers. Except as set forth on Section 4.3 of the Company Disclosure Schedule (a) such Seller is not owed, or otherwise entitled to receive, any amount from any member of the Company Group, except (solely in the case of employee Sellers) for salary, employee benefits and bonuses, accrued prior to the Closing in the Ordinary Course and (b) neither such Seller nor such Seller’s Affiliates has any claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, or claimed against any member of the Company Group or its directors, officers, employees, partners, members, agents, representatives or advisors or against Buyer or any of its Affiliates or any of their respective stockholders, directors, officers, employees, partners, members, agents, representatives or advisors, other than (i) any claims against Buyer or any of its Affiliates (other than the Company Group) unrelated in any way to any member of the Company Group and (ii) any claims against Buyer arising under this Agreement, any Seller Ancillary Agreement or any Buyer Ancillary Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY GROUP

Except as disclosed in the Company Group Disclosure Schedule, subject to the terms, conditions and limitations set forth in this Agreement, each Seller hereby jointly and severally represents and warrants to the Buyer as of the date of this Agreement as follows:

Section 5.1 Organization of Smart Holdings.

(a) Smart Holdings is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or otherwise hold its properties and assets and to carry on the Company Business as now conducted. Smart Holdings is duly qualified or registered as a foreign corporation and is in good standing to transact business as a foreign corporation under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration or good standing, except in such jurisdictions where the failure of such qualification or registration or good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 5.1 (a) of the Company Group Disclosure Schedule contains a true and correct list of the jurisdictions in which Smart Holdings is qualified or registered to do business as a foreign corporation.

(b) Smart Holdings does not own and has not ever owned any assets except for the Company Units, cash, and its corporate records and rights to exist as a corporation and own the Company Units owned by it. Smart Holdings does not carry on and has not ever carried on any business operations or other activity, other than the ownership of Company Units and activities incidental thereto. Smart Holdings does not have and has never had any employees or independent contractors or been party to any Contract except as set forth on Section 5.1(b) of the Company Group Disclosure Schedule.

Section 5.2 Organization of the Company and Subsidiaries. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries has all requisite power and authority to own, lease and operate its properties and to carry on the Company Business as now being conducted. The Company and each Subsidiary is duly qualified or registered and is in good standing to transact business as a foreign entity to transact business under the Laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration or good standing, except where the failure of such qualification or registration or good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 5.2 of the Company Group Disclosure Schedule lists (i) each Subsidiary of the Company, (ii) the state of incorporation or formation of the Company and each such Subsidiary and (iii) a true and correct list of the jurisdictions in which the Company and each Subsidiary is qualified or registered to do business as a foreign entity.

Section 5.3 Authorization. The execution, delivery and performance of this Agreement and the Company Ancillary Documents have been duly authorized by all necessary action on the part of the Company and Smart Holdings. This Agreement has been and each Company Group Ancillary Document will be as of the Closing Date, duly executed and delivered by the Company and Smart Holdings, and each constitutes or will constitute (as the case may be) the valid and legally binding agreement of the Company and Smart Holdings, enforceable against the Company and Smart Holdings in accordance with its respective terms, subject to applicable bankruptcy, insolvency and other similar Laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies.

Section 5.4 Consents and Approvals; No Violations. Except as set forth on Section 5.4 of the Company Group Disclosure Schedule and for applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement, the Seller Ancillary Documents and the Company Group Ancillary Documents and the consummation of the transactions contemplated by such agreements do not and will not (as the case may be), with or without the passing of time or the giving of notice or both, require any consent, approval, registration filing, application, notice, transfer, order, qualification, waiver or other action of any kind of any Person (each such action of any of the aforementioned kind being referred to herein as a “Consent”) in order for such execution, delivery, performance and compliance by Smart Holdings or the Company, as applicable, and will not (a) violate or conflict with any of the provisions of the charter documents of any member of the Company Group, (b) violate, conflict with, require any notice or consent under, cause the termination or acceleration of any term or condition of, or otherwise modify to the detriment of any member of the Company Group, any Material Contract required to be listed on Section 5.14(a) of the Company Group Disclosure Schedule, (c) violate or conflict with any Law applicable to any member of the Company Group or their respective assets or (d) result in the creation or imposition of any Lien of any kind whatsoever upon any of the Purchased Securities or any asset of any member of the Company Group.

Section 5.5 Capitalization.

(a) The authorized capital stock of Smart Holdings consists of: (i) 34,000 shares of voting common stock, par value $0.01 per share (“Smart Holdings Voting Shares”), and (ii) 1,666,000 shares of non-voting common stock, par value $0.01 per share (“Smart Holdings Non-Voting Shares”). As of the date hereof, there are 32,520 Smart Holdings Voting Shares and 1,634,909 Smart Holdings Non-Voting Shares, issued and outstanding. All of such issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable and have been issued in accordance with applicable Law and preemptive rights. Smart Holdings does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring Smart Holdings to issue, or entitling any Person to acquire, any additional shares of capital stock or any other equity or debt security of Smart Holdings, including any right of conversion or exchange under any outstanding security or other instrument, and Smart Holdings is not obligated to issue any additional shares of its capital stock or any other securities, including debt securities, for any purpose or reason. Smart Holdings does not have an employee stock option, phantom stock, stock appreciation right, or other similar plan or program. There are no outstanding obligations of Smart Holdings to repurchase, redeem or otherwise acquire any outstanding shares of stock of Smart Holdings. There are no shares of capital stock held in the treasury of Smart Holdings.

(b) The Company Units consist of Voting Units, Class A Units and Class B Units. As of the date hereof, there are 10,350,727 Voting Units, 100 Class A Units and 100 Class B Units, issued and outstanding. All of such issued and outstanding Company Units are validly issued, fully paid, nonassessable and have been issued in accordance with applicable Law and preemptive rights. The Company has 979,646 options to purchase Voting Units outstanding under the Company Option Plan (the “Company Unit Options”), all of which, except as otherwise disclosed on Schedule 5.5(b) of the Company Group Disclosure Schedule, shall become fully vested and, in consideration of the Option Payments and, if applicable, any interest the Company Optionholders may have to distributions under the Escrow Agreements, canceled as of the Closing. Other than the Company Unit Options, the Company does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, contracts, demands, commitments or other agreements requiring the Company to issue or entitling any Person to acquire any additional membership interests or any other equity or debt security of the Company, including any right of conversion or exchange under any outstanding security or other instrument, and the Company is not obligated to issue any additional membership interests or any other securities, including debt securities, for any purpose or reason. The Company does not have an employee stock option, phantom stock, stock appreciation right, or other similar plan or program other than the Company Option Plan. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any outstanding membership interests of the Company.

(c) All of the issued and outstanding membership interests of each Subsidiary are validly issued, fully paid, nonassessable and free of preemptive rights and owned by the Company. No Subsidiary has outstanding, nor is bound by, any subscription, option, warrant, call, contract, demand, commitment or other agreement requiring such Subsidiary to issue, or entitling any Person to acquire, any additional membership interests or any other equity or debt security of such Subsidiary, including any right of conversion or exchange under any outstanding security or other instrument, and no Subsidiary is obligated to issue any membership interests or any other securities, including debt securities, for any purpose or reason. No Subsidiary has an employee stock option, phantom stock, stock appreciation right, or other similar plan or program. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any outstanding membership interests of such Subsidiary.

Section 5.6 Equity Interests. Except as set forth on Section 5.6 of the Company Group Disclosure Schedule, no member of the Company Group has, or has ever had, a direct or indirect equity interest (by stock ownership, partnership interest, joint venture interest, limited liability company membership, or otherwise) in any corporation, partnership, joint venture, limited liability company, firm, association or business enterprise, other than a member of the Company Group. No member of the Company Group is party to any agreement or contract with Proacsys, LLC, except as set forth on Section 5.6 of the Company Group Schedule (true, correct and complete copies of which scheduled agreements have been previously delivered to the Buyer).

Section 5.7 Ownership of Assets and Related Matters.

(a) Real Property. No member of the Company Group owns any real property. Section 5.7(a) of the Company Group Disclosure Schedule sets forth the street address of each parcel of real property leased by each member of the Company Group or otherwise used by any member of the Company Group in conducting the Company Business (collectively, the “Real Property”). The applicable members of the Company Group have, and on the Closing Date, will have, a valid leasehold interest in and to all of the Real Property, free and clear of any Liens, except for Permitted Liens.

(b) Leases. Section 5.7(b) of the Company Group Disclosure Schedule sets forth a list of all leases and Contracts and all extensions, modifications, supplements and amendments thereto, and all guarantees, indemnities and ancillary agreements related thereto granting to any member of the Company Group possession of or rights to real property (the “Real Property Leases”) and all leases and Contracts granting to any member of the Company Group possession of or rights to personal property, other than such individual leases and Contracts involving annual payments of less than $50,000 (the “Personal Property Leases” and, together with the Real Property Leases, the “Leases”). All Leases are in full force and effect in all material respects and, to the Knowledge of the Sellers assuming the due authorization, execution and delivery by any other party thereto, are valid and enforceable in all material respects against the applicable member of the Company Group, subject to applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity.

(c) Personal Property. Except as disclosed in Section 5.7(c) of the Company Group Disclosure Schedule, and except for personal property subject to leases, each member of the Company Group has good and marketable title to all of the tangible personal property which is used in the Company Business, free and clear of any Lien except Permitted Liens.

(d) Third Party Leases. Except as otherwise disclosed in Section 5.7(d) of the Company Group Disclosure Schedule, there are no leases, subleases, licenses, concessions, options or other agreements, written or oral, under which any member of the Company Group has granted to any other Person the right of use or occupancy of any portion of the Real Property or the right of use or possession of any tangible personal property owned or leased by any member of the Company Group.

Section 5.8 Financial Statements.

(a) The Sellers have delivered to the Buyer true and complete copies of (i) the Audited Financial Statements and (ii) the unaudited consolidated balance sheet of the Company as of March 31, 2007 (the “Interim Balance Sheet”), together with the related unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for the six-month period then ended (collectively, the “Interim Financial Statements”).

(b) The Audited Financial Statements and the Interim Financial Statements (i) were prepared in accordance with the books and records of the Company, (ii) present fairly in all material respects the consolidated financial condition and results of operations of the Company Group as of the dates thereof or for the periods covered thereby and (iii) have been prepared in accordance with GAAP consistently applied according to the past practices of Smart Holdings, the Company and the Company’s Subsidiaries (except, in the case of the Interim Financial Statements, for the absence of notes thereto and normal year-end adjustments).

Section 5.9 No Undisclosed Liabilities. Except as disclosed on Section 5.9 of the Company Group Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities required to be shown on the Audited Balance Sheet in accordance with GAAP that are not shown, except (a) to the extent reflected in the Audited Balance Sheet or the most recent balance sheet included in the Interim Financial Statements, (b) those liabilities shown in or arising under this Agreement and (c) those liabilities incurred in the Ordinary Course since the date of the most recent balance sheet included in the Interim Financial Statements.

Section 5.10 Absence of Certain Changes. Except as set forth on Section 5.10 of the Company Group Disclosure Schedule, since September 30, 2006 and through the date hereof:

(a) the Company Business has been conducted in the Ordinary Course;

(b) there has been no Material Adverse Effect;

(c) neither the Company nor any Subsidiary has increased the compensation payable or to become payable by the Company or any Subsidiary to any officer, employee or agent of the Company or any Subsidiary, except for merit and seniority increases made in the Ordinary Course;

(d) there has been no casualty, loss, damage or destruction (whether or not covered by insurance) of any property of any member of the Company Group that is material to any member of the Company Group and no member of the Company Group has made any material change in the amount and scope of insurance coverage;

(e) no member of the Company Group has made any material change in the manner in which it extends discounts or credits to any Customer or otherwise deals with any Customer or in the manner in which it markets its products or services;

(f) there has been no material change in the accounting methods or practices of any member of the Company Group or any change in depreciation or amortization policies or rates theretofore adopted by any member of the Company Group; and

(g) no member of the Company Group has taken any action of the sort prohibited by Section 7.1.

Section 5.11 Legal Proceedings. Except as set forth in Section 5.11 of the Company Group Disclosure Schedule, there are no suits, actions, claims, charges, complaints, hearings, orders, proceedings or investigations before any Governmental Entity or by any third party

(“Proceedings”) pending or, to the Knowledge of the Sellers, threatened against, relating to or involving the Company Business or any member of the Company Group that, if determined adversely, would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Section 5.11 of the Company Group Disclosure Schedule, no member of the Company Group is subject to any judgments, decrees, injunctions, rules or orders of any Governmental Entity that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, no action or Proceeding has been instituted against any member of the Company Group before any Governmental Entity by any Person (including any public authority) seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.12 Licenses and Permits. Each member of the Company Group, as applicable, has all authorizations, approvals, licenses, permits and orders of and from all Governmental Entities necessary to carry on the Company Business as it is currently being conducted, to own or hold under lease the properties and assets it owns or holds under lease and to perform all of its obligations under the Contracts to which it is a party except for such authorizations, approvals, licenses, permits and orders of the type where the failure to have the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (collectively, the “Licenses”). All Licenses held by the Company Group for use in the operation or conduct of the Business are in full force and effect except as would not reasonably be expected to have a Material Adverse Effect.

Section 5.13 Compliance with Laws.

(a) Except as disclosed in Section 5.13 of the Company Group Disclosure Schedule each member of the Company Group is and has been in compliance with all applicable Laws, except where the results of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Sellers, no member of the Company Group is presently charged with, and no member of the Company Group has received any written notice of, any actual or alleged violation of any applicable Law.

(b) The Company has complied in all material respects with all Health Information Laws, in each case to the extent such Health Information Laws required compliance by the Company and has implemented all measures required for it to comply with the Health Information Laws and all other applicable data protection or privacy laws and healthcare laws. Each member of the Company Group is in compliance with the terms of all Business Associate (as defined in HIP AA) agreements to which such member of the Company Group is a party or otherwise bound. No member of the Company Group has received any written inquiries from the U.S. Department of Health and Human Services or any other Governmental Authority regarding such Company Group’s compliance with the Health Information Laws, and the policies and procedures of the members of the Company Group have not been rejected by any applicable certification organization which has reviewed such policies and procedures, or to which such policies and procedures have been submitted, for Health Information Law compliance. No member of the Company Group, nor to the Knowledge of the Sellers, any of their respective Affiliates has been debarred, excluded or suspended from participation under Medicare, Medicaid, TRICARE or any other “Federal health care program” as that term is defined at 42 U.S.C. § 1320a-7b(f).

Section 5.14 Contracts.

(a) Section 5.14(a) of the Company Group Disclosure Schedule sets forth a true, correct and complete list of the following Contracts to which any member of the Company Group is a party or by which it or any of its property is bound or affected (the “Material Contracts”) (other than the Leases and the Employee Benefit Plans set forth on Section 5.7(b) and Section 5.16 of the Company Group Disclosure Schedule, respectively):

(i) all Contracts (excluding work orders, purchase orders and credit applications submitted in the Ordinary Course) with suppliers under which any member of the Company Group, individually or collectively with one or more other members of the Company Group, makes payments in excess of $50,000 on an annual basis, which are not terminable without penalty upon 90 days’ or less prior notice;

(ii) all Contracts for the sale by any member of the Company Group of any product or service for more than $250,000 per year in earned revenues which are not terminable without penalty upon 90 days’ or less prior notice;

(iii) any agreement (A) for the employment of any employee with an annual base salary of greater than $125,000; (B) with respect to the equity compensation of any employee, in each case employed by a member of the Company Group that is not terminable at-will; or (C) that is a collective bargaining agreement;

(iv) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money;

(v) guaranty, performance, bid or completion bond, or surety or indemnification agreements involving amounts in excess of $100,000;

(vi) all Contracts that provide for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or the Closing or in connection with the transactions contemplated hereby;

(vii) all Contracts that limit or purport to limit the ability of any member of the Company Group to compete in any line of business or with any Person or in any geographic area or during any period of time, including any non-competition agreements, coexistence agreements or settlement agreements;

(viii) all secrecy or confidentiality agreements other than customary forms of confidential disclosure agreements entered into in the Ordinary Course (other than those agreements or arrangements entered into or made in connection with the proposed sale of the Company Group);

(ix) all joint venture or partnership contracts, cooperative agreements and all other Contracts providing for the sharing of any profits;

(x) all settlement, conciliation or similar agreements with any Governmental Entity or any other Person which otherwise requires payment after the execution date of this Agreement of consideration in excess of $50,000;

(xi) all Contracts involving (A) the licensing of Intellectual Property to a member of the Company Group and involving an annual royalty or license fee amount in excess of $50,000 (excluding licenses of Software that are not material to the Company Business) and (B) the licensing of Company Group Intellectual Property involving an annual royalty or licensing fee amount in excess of $50,000 (excluding all of the Contracts identified in Section 5.14(a)(ii) of the Company Group Disclosure Schedule);

(xii) all Contracts not made in the Ordinary Course that individually involve annual payments to or from a member of the Company Group in excess of $50,000; and

(xiii) any other Contract not otherwise required to be listed on a Company Group Disclosure Schedule to this Agreement that has an aggregate future liability to any Person (other than Seller or member of the Company Group) in excess of $250,000 and is not terminable without penalty upon 90 days’ or less prior notice or that is otherwise material to the conduct of the Company Business.

(b) To the Knowledge of Sellers, all Material Contracts are in full force and effect in all material respects and, assuming the due authorization, execution and delivery by any other party thereto, are valid and enforceable in all material respects against the applicable member of the Company Group, subject to applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity. Except as set forth on Section 5.14(b) of the Company Group Disclosure Schedule, no member of the Company Group has received written notice that is currently in default in any material respect under any Material Contract.

Section 5.15 Tax Returns; Taxes.

(a) Except as otherwise disclosed in Section 5.15 of the Company Group Disclosure Schedule: (i) all Tax Returns which are due to have been filed by or with respect to any member of the Company Group in accordance with any applicable Law have been duly and timely filed and are true, correct and complete in all material respects; (ii) all material Taxes due and payable by each member of the Company Group have been paid in full, whether or not shown or reportable on any Tax Return; (iii) the unpaid Taxes of the Company Group as of the date of the most recent Audited Balance Sheet do not exceed the reserves for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Audited Balance Sheet (rather than in any notes thereto), and since the date of the Audited Balance Sheet, no member of the Company Group has incurred any liability for Taxes other than in the Ordinary Course; (iv) there are not now any extensions of time in effect with respect to the dates on which any material Tax Return of any member of the Company Group was or is due to be filed; (v) all deficiencies asserted as a result of any examination of any Tax Return of any member of the Company Group, or any other examination, audit or other administrative or judicial proceeding relating to Taxes of any member of the Company Group, have been paid in full or otherwise finally settled; (vi) no claims for unpaid Taxes have been asserted in writing against any member of the Company Group, and no audit, examination or other administrative or judicial proceeding relating to Taxes of any member of the Company Group is currently pending or underway; (vii) there are no outstanding waivers or agreements by any member of the Company Group for the extension of time for the assessment of any Taxes or deficiency thereof; (viii) there are no liens for Taxes upon any assets of any member of the Company Group, except Permitted Liens; (ix) no member of the Company Group is a party to any Tax allocation, sharing, indemnity or similar agreement or has any contractual obligation to indemnify any other Person with respect to Taxes; and (x) each member of the Company Group has withheld and collected all Taxes required by Law to be withheld or collected and, to the extent required, has timely paid such Taxes to the proper Governmental Entity.

(b) Copies of all Tax Returns (together with any examination reports and statements of deficiency) relating to the operations of each member of the Company Group for the last three Tax Periods have been made available to the Buyer.

(c) Smart Holdings has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d) Payments of interest on debt of Smart Holdings will qualify as “portfolio interest” as defined in Section 871(h) of the Code to the extent made to non-U.S. Persons.

(e) None of the Company nor any member of the Company Group has engaged in any “reportable transaction”, as defined in Treasury Regulations section 1.6011-4(b), other than those disclosed on a timely filed Tax Return

Section 5.16 Employee Benefit Plans. Except as disclosed in Section 5.16 of the Company Group Disclosure Schedule:

(a) There are no plans, programs, policies or arrangements (whether written or oral) providing cash or other compensation or benefits of any kind or description whatsoever (whether current or deferred) to, or on behalf of, any current or former officer, employee, contractor or director of any member of the Company Group or any of their dependents or under which any member of the Company Group has any liability, duty or obligation whatsoever, whether fixed or contingent, including, any employment, consulting or severance agreement and any “employee benefit plan” as defined in Section

3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (individually an “Employee Benefit Plan” and, collectively, the “Employee Benefit Plans”).

(b) The Company has furnished or made available to the Buyer: (i) a copy of (A) each written Employee Benefit Plan and all amendments to such Employee Benefit Plan together with any trust agreements which are a part of such Employee Benefit Plan, and (B) the most recent Internal Revenue Service determination letter, annual report (Form 5500), actuarial and other financial reports with respect to each such Employee Benefit Plan for which such documents are applicable, (ii) an accurate written summary of all material provisions of each unwritten Employee Benefit Plan, other than any unwritten Employee Benefit Plan under which the Company Group has no material liability; and (iii) such other documentation with respect to any Employee Benefit Plan as has been reasonably requested by the Buyer.

(c) Each Employee Benefit Plan has been established, maintained, funded and administered in compliance with its terms and all applicable Laws, except such non-compliance as would not reasonably be expected to have a Material Adverse Effect. All premium payments with respect to each Employee Benefit Plan which were due and owing on account of all periods on or prior to the Closing Date will have been paid at such date. No Employee Benefit Plan is described in ERISA Sections 3(37), 4(b)(4), 4063 or 4064 or is subject to Code Section 412, and no member of the Company Group has maintained or contributed within the last six years to (or had an obligation to contribute to) such a plan, and no member of the Company Group has any current or potential obligation or liability under Code Section 412 or Title IV of ERISA or with respect to the provision of post-retirement or post-termination medical, life insurance or other similar benefits. No member of the Company Group has any current or potential obligation or liability as a consequence of being considered a single employer under Code Section 414 with any other Person. The Company Group has complied and is in compliance with the requirements of Code Section 4980B, except such non-compliance as would not reasonably be expected to have a Material Adverse Effect.

(d) There are no pending, and no Seller has any Knowledge of any threatened, claims and, to the Knowledge of the Sellers, there is no basis for any claims, action, suits, Proceedings, hearing, audits, charges or investigations with respect to an Employee Benefit Plan (other than routine claims for benefits made in the ordinary course of the Employee Benefit Plan’s operations) or with respect to the terms and conditions of employment or termination of employment of any employee or former employee of any member of the Company Group. With respect to each Employee Benefit Plan, the Company Group has not engaged in any non-exempt prohibited transactions (as defined under ERISA Section 406 or Code Section 4975) or breaches of fiduciary duty (as determined under ERISA), nor, to the Knowledge of the Sellers, has any other Person.

(e) Each Employee Benefit Plan which any member of the Company Group has treated as satisfying the requirements of Code Section 401 and each trust which any member of the Company Group has treated as satisfying the requirements of Code Section 501 has received a favorable determination letter on its tax qualification from the Internal Revenue Service and, to the Knowledge of the Sellers, no fact or condition exists Which could reasonably be expected to adversely affect the qualification of any such Employee Benefit Plan.

(f) The consummation of the transactions contemplated by this Agreement will not result in any required additional payments to or benefit accruals for, or any increase in the vested interest of, any current or former officer, employee or director or any of their dependents under any Employee Benefit Plan.

(g) Each member of the Company Group has, for purposes of each Employee Benefit Plan, correctly classified those individuals performing services as common law employees, leased employees, independent contractors or agents.

Section 5.17 Labor Relationships. Except as disclosed in Section 5.17 of the Company Group Disclosure Schedule:

(a) No employee of any member of the Company Group is represented by a labor organization or group that was either voluntarily recognized or certified by any labor relations board (including the National Labor Relations Board (“NLRB”)) or by any other Governmental Entity.

(b) No member of the Company Group has been or is a signatory to a collective bargaining agreement with any trade union, labor organization or group.

(c) To the Knowledge of the Sellers, no labor organization or group of employees has filed any representation petition or made any written or oral demand for recognition.

(d) No labor dispute, walk out, strike, hand billing, picketing, work stoppage or other material labor dispute involving the employees of any member of the Company Group has occurred, is in progress or, to the Knowledge of the Sellers, has been threatened in the last three (3) years.

(e) To the Knowledge of the Sellers, no union organizing activities are underway or threatened with respect to the employees of any member of the Company Group.

(f) No NLRB unfair labor practice charge or complaint has been filed or is presently pending against any member of the Company Group or, to the Knowledge of the Sellers, any labor organization representing its employees with respect to such representation.

(g) No claim has been filed or is pending or, to the Knowledge of the Sellers, is threatened against any member of the Company Group under the 1866, 1871, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA or any other federal Law or any comparable state fair employment practices act regulating discrimination in the workplace.

(h) Each member of the Company Group is in compliance with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, except such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

Section 5.18 Insurance. The Company Group maintains policies of insurance covering such risks, in such amounts and with such deductibles and exclusions as are reasonable for the Company and its Subsidiaries, as determined by the Company in its reasonable business judgment.

Section 5.19 Intellectual Property.

(a) Section 5.19(a) of the Company Group Disclosure Schedule contains a list of the following Intellectual Property owned, used or held for use by the Company Group and the jurisdictions where each is registered (if any): (i) Registered Intellectual Property, (ii) computer software (other than Software that is not material to the Company Business and commercially available, off-the-shelf Software with a replacement cost and/or annual license fee of less than $50,000) and (iii) trade, corporate or business names, material unregistered trademarks, and material unregistered service marks.

(b) Except as set forth on Section 5.19(b) of the Company Group Disclosure Schedule, the Company or the applicable member of the Company Group has all right, interest or title in or to or possesses the rights to use the Company Group Intellectual Property. Except as set forth on Section 5.19(b) of the Company Group Disclosure Schedule, the Company Group Intellectual Property owned by any member of the Company Group is free and clear of all Liens, other than Permitted Liens.

(c) Except as set forth on Section 5.19(c) of the Company Group Disclosure Schedule, neither the current use of the Company Group Intellectual Property owned by any member of the Company Group nor the current conduct of the Company Business, each in the Ordinary Course, misappropriates, infringes upon or conflicts with Intellectual Property rights of any Person, other than any such misappropriation, infringement or conflict as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Section 5.19(c) of the Company Group Disclosure Schedule, no Person has asserted a claim (or, to the Knowledge of the Sellers, threatened to file a claim) during the three (3) year period prior to the Closing Date against any member of the Company Group (i) alleging that any such member has violated, infringed on, misappropriated or otherwise improperly used the Intellectual Property rights of such Person or (ii) contesting the validity, use, ownership, enforceability or registrability of any Company Group Intellectual Property owned by a member of the Company Group. Except as set forth on Section 5.19(c) of the Company Group Disclosure Schedule, no member of the Company Group has received any written notices regarding any of the foregoing during said three (3) year period from any other Person. Each current employee and independent contractor involved in the development of any Intellectual Property on behalf of each member of the Company Group has entered into written agreements with the applicable members of the Company Group pursuant to which he or she agrees to protect the confidential information of the applicable members of the Company Group and assign to the applicable members of the Company Group all Intellectual Property created in the course of his or her relationship with the members of the Company Group.

(d) To the Knowledge of the Sellers, there is no unauthorized use, infringement, or misappropriation of any item of the Company Group Intellectual Property owned by a member of the Company Group by any Person.

(e) The Company has taken commercially reasonable actions to maintain the confidentiality and secrecy of confidential information and trade secrets related to the Company Group Intellectual Property.

(f) Except as set forth on Section 5.19(f) of the Company Group Disclosure Schedule, the Software included in the Company Group Intellectual Property owned by a member of the Company Group is not subject to any “copyleft” or other obligation or condition that (i) requires, or conditions the use or distribution of such Software on, the disclosure, licensing, or distribution of any source code for any portion of such Software, or (ii) otherwise imposes any limitation, restriction or condition on the right or ability of the Company Group to use, license or distribute any Software. Except as set forth on Section 5.19(f), (x) since June 13, 2002, no source code for any Software owned by the Company Group has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a member of the Company Group, and (y) each member of the Company Group has no current duty or obligation to deliver, license, or make available the source code for any Software owned by the Company Group to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a member of the Company Group.

(g) The computer systems, including the Software, firmware, hardware, networks, interfaces, and related systems (collectively, “Systems”) owned or used by each member of the Company Group in the conduct of the Company Business (“Company Group Systems”) are sufficient for the operation of the business of the Company Group as currently conducted. All Systems, other than Software and laptop and desktop computers used by a member of the Company Group in the Ordinary Course, used in the Company Business are owned and operated by and are under the control of a member of the Company Group and, except as set forth on Section 5.19(g) of the Company Group Disclosure Schedule, are not wholly or partly dependent on any facilities which are not under the ownership, operation or control of any member of the Company Group.

(h) All of the material items of the Company Group Intellectual Property and the Company Group Systems shall be owned or available for use by a member of Company Group immediately after the Closing on terms and conditions substantially similar to those under which such member of the Company Group owned or used the Company Group Intellectual Property and the Company Group Systems immediately prior to the Closing. The Company Group Intellectual Property owned by any member of the Company Group is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

Section 5.20 Environmental Matters.

(a) To the Knowledge of the Sellers, as of the date hereof, each member of the Company Group holds, and is in material compliance with, all material Environmental Permits, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect. Each member of the Company Group is otherwise in compliance with applicable Environmental Laws as of the date hereof, except where any such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(b) To the Knowledge of the Sellers, no member of the Company Group has received written notice from any Governmental Entity that a member of the Company Group is subject to any pending claim (i) based upon any provision of any Environmental Law and arising out of any act or omission of a member of the Company Group or any employee, agent or representative of a member of the Company Group or (ii) arising out of the ownership, use, control or operation by a member of the Company Group of any facility, site, area or property from which there was a Release of any Hazardous Substance, which claim, if adversely resolved, would reasonably be expected to have a Material Adverse Effect.

Section 5.21 Transactions with Affiliates. Except as set forth in Section 5.21 of the Company Group Disclosure Schedule, no Affiliate of any member of the Company Group or any Seller: (a) is a party to any contract, lease, arrangement or understanding with any member of the Company Group or relating to the Company Business; (b) has made any loan or is party to any arrangement, understanding, agreement or contract (“Affiliate Debt”) for or relating to indebtedness of or to any member of the Company Group; or (c) has any interest in property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the Company Business. Any accounts due and payable from any member of the Company Group to any Affiliate of the Company Group (other than members of the Company Group) are recorded on the books and records of such member of the Company Group at the fair market value thereof. Since September 30, 2006, there has been no repayment, forgiveness or other release of any Affiliate Debt except as set forth in Section 5.21 of the Company Group Disclosure Schedule.

Section 5.22 Brokers, Finders and Investment Bankers. Other than William Blair & Company, L.L.C., no member of the Company Group nor any Seller has employed any broker, finder, investment banker or other intermediary or incurred (or, upon the Closing hereunder, will incur) any liability for any investment banking fees, financial advisory fees, brokerage fees, finder’s fees or other similar fees in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 5.23 NO OTHER REPRESENTATIONS OR WARRANTIES. NOTWITHSTANDING ANY OTHERWISE EXPRESS REPRESENTATIONS AND WARRANTIES MADE BY ANY MEMBER OF THE COMPANY GROUP IN THIS AGREEMENT, NONE OF THE MEMBERS OF THE COMPANY GROUP OR THE SELLERS MAKES ANY REPRESENTATION OR WARRANTY TO THE BUYER WITH RESPECT TO:

(A) ANY PROJECTIONS, ESTIMATES OR BUDGETS HERETOFORE DELIVERED TO OR MADE AVAILABLE TO THE BUYER OR ANY FUTURE REVENUES, EXPENSES OR EXPENDITURES OR FUTURE RESULTS OF OPERATIONS OF THE COMPANY BUSINESS, OR

(B) EXCEPT AS EXPRESSLY COVERED BY A REPRESENTATION AND WARRANTY CONTAINED IN ARTICLE IV, THIS ARTICLE V AND IN ANY BRING DOWN CERTIFICATE, ANY OTHER INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) MADE AVAILABLE TO THE BUYER OR ITS COUNSEL, ACCOUNTANTS OR ADVISERS WITH RESPECT TO THE MEMBERS OF THE COMPANY GROUP OR THE COMPANY BUSINESS, INCLUDING, WITHOUT LIMITATION, THE CONFIDENTIAL INFORMATION MEMORANDUM.

EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, THIS ARTICLE V AND IN ANY BRING DOWN CERTIFICATE, NONE OF THE MEMBERS OF THE COMPANY GROUP OR THE SELLERS MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to Smart Holdings, the Company and the Sellers as of the date of this Agreement and as of the Closing Date as follows:

Section 6.1 Organization. The Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted.

Section 6.2 Authorization. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Buyer Ancillary Agreements shall be as of the Closing Date, duly authorized, executed and delivered by the Buyer and do or shall, as the case may be, when duly executed by all Parties and delivered by the Buyer, constitute the valid and binding agreements of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization or other similar Laws affecting creditors’ rights generally and by principles of equity.

Section 6.3 Consents and Approvals; No Violations. Except for applicable requirements of the HSR Act, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) conflict with or result in any breach of any provision of the organizational documents of the Buyer; (b) require any filing with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity; (c) violate, conflict with, require any notice or consent or result in a default (or any event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee, license, agreement, lease or other contract, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its assets may be bound; or (d) violate any Law, order, injunction or decree applicable to the Buyer, excluding from the foregoing clauses (b), (c) and (d) such requirements, violations, conflicts, defaults or rights (i) which would not adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement or (ii) which become applicable as a result of any acts or omissions by, or the status of or any facts pertaining to, the Sellers.

Section 6.4 Legal Proceedings. There is no Proceeding pending or, to the knowledge of the Buyer, threatened against the Buyer, by or before any Governmental Entity or by any third party which challenges the validity of this Agreement or which would be reasonably likely to adversely affect, delay or restrict the Buyer’s ability to consummate the transactions contemplated by this Agreement.

Section 6.5 Financial Capability. Attached hereto as Exhibit F are true, complete and correct copies of executed debt and equity commitment letters to provide the Buyer financing for the transactions contemplated by this Agreement in an aggregate amount sufficient to pay the Purchase Price and consummate the transactions contemplated hereby (the “Financing Documents”). The Financing Documents are in full force and effect and have not been amended or modified. Assuming the Company’s compliance with Section 7.3(e), the Buyer has no reasonable expectation as of the date of this Agreement that any of the conditions set forth in the Financing Documents will not be satisfied. The financing contemplated by the Financing Documents constitutes all of the financing required to be provided by the Buyer for the consummation of the transactions contemplated by this Agreement and the payment of all fees and expenses incurred by the Buyer in connection therewith. Upon the funding of the commitments under the Financing Documents, the Buyer will have available as of the Closing Date funds sufficient to pay the Purchase Price and the fees and expenses of the Buyer related to the transactions contemplated hereby.

Section 6.6 Independent Review. The Buyer has conducted its own independent review and analysis of the members of the Company Group and their respective condition and cash flow, and acknowledges that the Buyer has been provided access to the properties, premises and records of the members of the Company Group for this purpose, In entering into this Agreement, the Buyer has relied exclusively upon its own investigation and analysis and the express representations and warranties contained herein or in any Bring Down Certificate, and the Buyer:

(a) acknowledges that it has had the opportunity to visit with the members of the Company Group and meet with their respective officers and other representatives to discuss the members of the Company Group and their respective condition and cash flow;

(b) acknowledges that it has undertaken a due diligence investigation of the Company Group (including a review of the assets, liabilities, books, records and Contracts of the members of the Company Group);

(c) acknowledges that neither the Sellers nor the members of the Company Group or any of their respective directors, officers, managers, employees, Affiliates, agents or representatives make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Buyer or its agents or representatives, other than the express representations and warranties of the Sellers set forth in this Agreement or any Bring Down Certificate;

(d) agrees, to the fullest extent permitted by Law, that neither the Sellers nor the members of the Company Group or any of their respective directors, officers, employees, Affiliates, agents or representatives shall have any liability or responsibility whatsoever to the Buyer on any basis (including in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to the Buyer, other than the express representations and warranties of the Sellers set forth in this Agreement or any Bring Down Certificate; and

(e) represents that, as of the date hereof, the Buyer does not have Actual Buyer Knowledge of any breach by any Seller or any member of the Company Group of the representations and warranties set forth in Article IV and Article V, respectively.

Section 6.7 Brokers, Finders and Investment Bankers. The Buyer has not employed any broker, finder, investment banker or other intermediary or incurred (or, upon the Closing hereunder, will incur) any liability for any investment banking fees, financial advisory fees, brokerage fees, finder’s fees or other similar fees in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE VII

COVENANTS

Section 7.1 Conduct of the Business. From the date hereof until and including the Closing, except as (i) set forth on Section 7.1 of the Company Group Disclosure Schedule, (ii) otherwise contemplated by this Agreement or the Schedules or Exhibits hereto or (iii) consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), each member of the Company Group shall (and the Sellers shall cause each member of the Company Group to):

(a) carry on the Company Business in the Ordinary Course and not engage in any new line of business;

(b) neither change nor amend the charter documents of any member of the Company Group;

(c) use commercially reasonable efforts to preserve intact the goodwill and business organization of the Company Business, to retain its officers and employees so that they are available to the Buyer after the Closing and to maintain the Company’s relationship with the customers and suppliers of the Company Business so that those relationships will be preserved after Closing;

(d) not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock or other equity interests or assets, any interest in any other corporation or other legal entity or business;

(e) not issue, sell or repurchase any of its equity securities or make any change in its issued and outstanding equity securities or issue any warrant, option or other right to purchase shares of its equity securities or any security convertible into its equity securities, or redeem, purchase or otherwise acquire any of its equity securities or declare any dividends or make any other distribution with respect to its equity securities, other than Tax distributions made pursuant to the Company Operating Agreement in the form of (i) equity securities of the Company to Smart Holdings and (ii) cash to other Sellers in an aggregate amount not to exceed $250,000;

(f) not sell, lease, assign, license, transfer or otherwise dispose of any assets, other than in the Ordinary Course;

(g) not grant, create, incur or suffer to exist any Lien other than Permitted Liens on any of its assets;

(h) not incur any liability or obligation (absolute, accrued or contingent) in an aggregate amount in excess of $50,000, other than in the Ordinary Course, and not enter into any capital lease;

(i) not write-off any checks, notes or accounts receivable, other than in the Ordinary Course or pursuant to Section 7.16;

(j) not cancel any debt or waive any claims or right, other than in the Ordinary Course or pursuant to Section 7.16;

(k) except as required by applicable Law or an existing Contract scheduled hereto, not enter into, modify or extend in any manner the terms of any Employee Benefit Plan or employment contract nor grant nor pay any increase in the rate of compensation of any officer, director or employee

(l) perform in all material respects all of its obligations under all of its Contracts (except those being contested in good faith) and not enter into, assume, amend or terminate any Material Contract or commitment other than Contracts to sell its products entered into in the Ordinary Course;

(m) prepare and file all Tax Returns required to be filed by it;

(n) not make, revoke or change any material Tax election or method of Tax accounting or settle or compromise any material Tax liability;

(o) not agree in writing, or otherwise, to take any action prohibited by this Section 7.1;

(p) not enter into any Contract that would be required to be scheduled on Schedule 5.21 of the Company Group Disclosure Schedule, other than in the Ordinary Course;

(q) not settle or compromise any material litigation, proceeding or governmental investigation relating to or affecting the Company Business; and

(r) not implement any plant closing or layoff of employees that could implicate the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar foreign, state or local Law, regulation or ordinance.

Section 7.2 Access to Information.

(a) Subject to the restrictions of any applicable Law or contractual undertaking, between the date of this Agreement and the Closing Date, Smart Holdings and the Company shall provide, and shall cause all other members of the Company Group to provide, the Buyer and its financing sources and its and their respective accountants, legal counsel and other authorized representatives, reasonable access during reasonable hours and under reasonable circumstances to the premises, properties, assets, liabilities, Contracts, commitments, financial condition, books, records, accountants’ work papers and other information (including Tax Returns filed and those in preparation) of the Company Group, and Smart Holdings and the Company shall cause the officers, directors, accountants, attorneys and other advisors of each member of the Company Group to furnish to the Buyer and its authorized representatives any and all financial, technical and operating data and other information pertaining to any member of the Company Group, the Company Business or the Real Property, as the Buyer shall from time to time reasonably request.

(b) All information furnished or provided by the Company, any Subsidiary or any of their respective Affiliates or representatives to Buyer or its representatives (whether furnished before or after the date of this Agreement) shall be held subject to the Confidentiality Agreement, which shall continue to survive until the earlier of the Closing or the date on which this Agreement terminates in accordance with Article X.

Section 7.3 Consents; Cooperation.

(a) The Parties shall cooperate and use their reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications, waivers and orders of Governmental Entities and other third parties necessary to consummate the transactions contemplated by this Agreement; provided, Buyer shall not be required to pay any material amounts or fees in connection with the above (other than filing fees under the HSR Act). In addition to the foregoing, the Buyer agrees to provide such reasonable assurances as to Buyer’s financial capability and creditworthiness as may be reasonably requested by any third party whose consent or approval is required pursuant to Section 8.3(c).

(b) Each of the Company and Buyer will as soon as is reasonably practicable (but not later than the 5th Business Day) after execution of this Agreement make all filings or submissions as are required under the HSR Act. Each of the Sellers and the Company Group, on the one hand, and the Buyer, on the other hand, will reasonably promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of the Sellers and the Company Group, on the one hand, and the Buyer, on the other hand, will reasonably promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the transactions contemplated hereby. Without limiting the generality of the foregoing, each of the Sellers and the Company Group, on the one hand, and the Buyer, on the other hand will reasonably promptly notify the other of the receipt and content of any inquiries or requests for additional information made by any Governmental Entity in connection therewith and will reasonably promptly (i) comply with any such inquiry or request and (ii) provide the other with a description of the information provided to any Governmental Entity with respect to any such inquiry or request. In addition, each of the Sellers and the Company Group, on the one hand, and the Buyer, on the other hand, will keep the other apprised of the status of any such inquiry or request.

(c) Neither the Sellers, any member of the Company Group nor the Buyer shall take any action that could reasonably be expected to adversely affect the approval of any Governmental Entity of any of the aforementioned filings.

(d) The Buyer shall cooperate in good faith with all Governmental Entities and shall undertake reasonably promptly any and all action required to complete lawfully the transactions contemplated by this Agreement, including proffering and consenting to a governmental order providing for the sale or other disposition, or the holding separate, of particular assets, categories of assets or lines of business, of either assets or lines of business of the members of the Company Group or of any other assets or lines of business of the Buyer or any of its Affiliates in order to remedy any concerns that any Governmental Entity may have, or proffering and consenting to any other restriction, prohibition or limitation on any of the assets of the members of the Company Group, the Buyer or any of the Buyer’s Affiliates, in order to remedy any such concerns. The entry by any Governmental Entity in any legal proceeding of a governmental order permitting the consummation of the transactions contemplated hereby but which is subject to certain conditions or requires the Buyer or any of its Affiliates to take any action, including any restructuring of the assets of members of the Company Group or lines of business of the Buyer or any of its Affiliates or any changes to the existing business of the Buyer or any of its Affiliates, shall not be deemed a failure to satisfy the conditions specified in Section 8.1(a), Section 8.1(b) Section 8.2(b) or Section 8.3(b).

(e) The Company agrees to provide, and will use its reasonable best efforts to cause its officers and employees to provide, all necessary cooperation reasonably requested by the Buyer in connection with the arrangement of, and the negotiation of agreements with respect to, the financing contemplated by the Financing Documents or any replacement thereof (the “Financing”), including by (i) making available to the Buyer and such financing sources and their representatives, (A) personnel (including for participation at organizational meetings, in drafting sessions for offering memoranda and in due diligence meetings and meetings with rating agencies and prospective financing sources), (B) documents and information of the Company Group as may be reasonably requested by the Buyer or such financing sources and (C) the Company Group’s independent accountants, lawyers and consultants to provide such services as may be reasonably requested by the Buyer or such financing sources, (ii) providing assistance with respect to the review and granting of security interests in collateral for the Financing and obtaining any consents associated therewith (including pre-filing of financing statements, which is hereby authorized) and (iii) if applicable, by otherwise cooperating with financing sources in achieving a timely offering and/or syndication of Financing reasonably satisfactory to the Buyer and such financing sources. Any out-of-pocket expenses incurred by the Company in the performance of its obligations under this Section 7.3(e) shall be borne by the Buyer.

Section 7.4 Reasonable Best Efforts. Each of the Parties shall cooperate, and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable after the date hereof. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby, to use their reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 7.5 Public Announcements. Except as otherwise required by applicable Law, each of the Parties agrees that, prior to Closing, no Party will make, issue or release any announcements regarding any aspect of this Agreement, the existence or status of the transactions contemplated hereby or the existence of this Agreement or any of its terms to the financial community, government agencies, employees and customers of the Company Group or the general public without first obtaining the prior written consent of the Buyer and the Sellers’ Representative, as applicable. Any such announcement or statement shall be mutually agreed upon in advance by the Buyer and the Sellers’ Representative. Each Party further agrees to provide written notice to the other Parties to this Agreement immediately upon receiving the knowledge thereof, of any obligation under applicable Law to make, issue or release any such public announcement, statement or acknowledgement.

Section 7.6 Supplemental Disclosure. The Sellers’ Representative (on behalf of the Sellers and the members of the Company Group) may, from time to time prior to or at the Closing, by written notice in accordance with the terms of this Agreement, provide a supplement to the Company Group Disclosure Schedule in order to add information with respect to events occurring after the date of this Agreement and prior to the Closing, if and to the extent such events, if they existed as of the date hereof, would have been required to be disclosed in the Company Group Disclosure Schedule with respect to the representations and warranties contained in Article V. No such supplement shall be deemed to cure any breach of any representation or warranty contained herein for purposes of determining whether any condition set forth in Article VIII has been satisfied, nor, subject to the following proviso, shall such supplement limit or otherwise adversely affect the remedies of the Buyer under Article XI of this Agreement; provided, however, if any matter that is described in any such supplement is so significant that it would prevent the conditions set forth in Article VIII from being satisfied (such matter, a “Material Breach”) and the Buyer does not terminate this Agreement and proceeds with the Closing, then notwithstanding anything to the contrary contained in this Agreement, such condition will be deemed to have been waived by the Buyer in so far as it relates to such Material Breach, and, solely with respect to such Material Breach, such supplement will be effective to cure and correct for all other purposes such Material Breach and all references to the Company Group Disclosure Schedule hereto shall for all purposes after the Closing be deemed to be a reference to the Company Group Disclosure Schedule as supplemented to include reference to such Material Breach.

Section 7.7 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. The Buyer shall prepare or cause to be prepared and timely file or cause to be filed timely all income Tax Returns of the Company Group for all periods ending on or prior to the Closing Date that have not yet been filed and are required to be filed after the Closing Date. The Buyer shall be reimbursed pursuant to Section 11.1(a)(iii) for all Taxes due and payable with respect to such Tax Returns.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company Group other than income Tax Returns described in Section 7.7(a). Provided the Buyer has complied with the procedures outlined in Section 7.7(c) hereof, the Buyer shall be reimbursed pursuant to Section 11.1(a)(iii) for an amount equal to the portion of such Taxes with respect to such Tax Returns that relates to the portion of such Tax Period ending on the Closing Date within 15 days after receipt by the Sellers’ Representative of notice from the Buyer that payment by the Buyer or any member of the Company Group of such Taxes has been made, except to the extent such Taxes were reflected as a liability on the Final Working Capital Statement. For purposes of this Section 7.7(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax Period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax Period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the Tax Period ending on the Closing Date and the denominator of which is the number of days in the entire Tax Period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax Period ended on the Closing Date. Any credits or estimated tax payments relating to a Tax Period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax Period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the applicable member of the Company Group.

(c) Preparation of Tax Returns. The Buyer shall provide the Sellers’ Representative with copies of any Tax Returns to be filed pursuant to this Section 7.7, along with all schedules, statements, workpapers and supporting documentation (the “Supporting Documentation”), prior to the filing of any such Tax Return and at least 30 days prior to the due date thereof (giving effect to any extensions thereto). The Sellers’ Representative shall have the right to review any such Tax Return and Supporting Documentation prior to the filing of such Tax Return. If the Sellers’ Representative disputes any item(s) shown on any such Tax Return, Buyer and the Sellers’ Representative shall negotiate in good faith and use commercially reasonable efforts to resolve any issues arising as a result of the review of such Tax Return and to mutually consent to the filing as promptly as possible of such Tax Return. If such Parties are unable to resolve any dispute within 15 days after the receipt by the Sellers’ Representative of the Tax Return proposed to be filed, such dispute shall be resolved by the Accounting Expert, which shall resolve any issue in dispute as promptly as practicable in accordance with the rules and procedures contained in Section 3.6(b) as if such dispute pertained to the determination of the Final Purchase Price. If the Accounting Expert is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Tax Return in question, (i) the Buyer shall file, or shall cause to be filed, such Tax Return without such determination having been made and (ii) the Buyer shall be entitled to receive under Section 11.1 (a)(iii) the amount of Taxes not in dispute with respect to such Tax Return in accordance with Section 7.7(a) or Section 7.7(b), as the case may be. Upon the Accounting Expert’s delivery of its award to the Buyer or the Sellers’ Representative in accordance with Section 13.8, appropriate adjustments shall be made to the amount paid in accordance with Section 7.7(a) or Section 7.7(b), as the case may be, in order to reflect the Accounting Expert’s award. If such determination reflects an overpayment from the Sellers pursuant to Section 7.7(a) or Section 7.7(b), the Buyer shall promptly pay, or shall cause the applicable member of the Company Group to promptly pay to the Sellers’ Representative (on behalf of the Sellers) such overpayment amount. The determination by the Accounting Expert shall be final, conclusive and binding on the Parties. The Sellers, on the one hand, under Section 11.1(a)(iii) and the Buyer, on the other, shall indemnify the other for any interest or penalties imposed by any taxing authority resulting from a Party’s failure to deliver Tax Returns in a timely manner as provided in this Section.

(d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid by the Sellers when due; provided, that (i) the Buyer shall pay any such Transfer Taxes to the extent such Buyer liability is reflected in the final determination of the Purchase Price and (ii) any such Transfer Taxes for which Sellers are responsible but which become due after Closing shall be paid by the Buyer and reimbursed to the Buyer under Section 11.1(a)(iii). For the convenience of the Parties and subject to the foregoing, the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, the Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

(e) Refunds and Tax Benefits. Any Tax refunds that are received by the Buyer or any member of Company Group, and any amounts credited against Tax to which the Buyer or any member of Company Group becomes entitled (including any interest paid or credited with respect thereto), that relate to Tax Periods ending on or before the Closing Date and are not reflected as an asset on the Final Working Capital Statement shall be for the account of the Sellers, and the Buyer shall pay over to each Seller such Seller’s Pro Rata Payment Percentage of any such refund or amount of any such credit within 15 days after receipt or entitlement thereto. Any such refunds or credits relating to Tax Periods or portions thereof beginning before and ending after the Closing Date shall be equitably apportioned between the Buyer and the Sellers.

(f) Amendments to Returns; Refund Claims. Following the Closing, the Buyer shall not file an amended Tax Return for the Company Group for a Tax Period ending on or before the Closing Date without compliance with the disclosure, review and dispute resolution procedures set out in Section 7.7(c) hereof. Upon written request of the Sellers’ Representative, the Buyer shall, at the Sellers’ expense, cause the relevant entity to file for, and use commercially reasonable efforts to obtain and expedite the receipt of, any refund to which any member of the Company Group may be entitled with respect to Tax Periods or portions thereof ending on or before the Closing Date.

(g) Purchase Price Adjustment. Any amount paid pursuant to this Section 7.7 shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

(h) Code Section 280G. To the extent that the Company, its Subsidiaries or Smart Holdings is obligated or will become obligated in connection with the transactions contemplated by this Agreement to make any payment that will not be deductible under Code Section 280G, the Company shall seek shareholder approval for such payments in accordance with Code Section 280G(b)(5). Prior to Closing, the Company shall prepare an analysis with respect to payments that will not be deductible under Code Section 280G in connection with the transactions contemplated by this Agreement and shall deliver a copy of such analysis to the Buyer.

Section 7.8 Preservation of Records. Except as otherwise provided in this Agreement, the Buyer agrees that it shall, and it shall cause each member of the Company Group to, (a) preserve and keep the records (including all Tax and accounting records) of the Company Group for a period of seven years from the Closing, or for any longer periods as may be required by any Governmental Entity or ongoing litigation, and (b) make such records available to the Sellers or the Sellers’ Representative during reasonable hours and under reasonable circumstances as may be reasonably required by the Sellers or the Sellers’ Representative. The requesting Seller shall promptly reimburse Buyer’s and the Company Group’s reasonable out-of-pocket expenses associated with requests made under this Section 7.8. Notwithstanding anything to the contrary in this Agreement, Buyer and each member of the Company Group shall not be required to disclose any information if such disclosure would contravene any Laws or binding judgments or orders of any Governmental Entity.

Section 7.9 Buyer’s Reasonable Best Efforts.

(a) Buyer will promptly notify the Sellers’ Representative if any portion of the financing to be provided in accordance with the Financing Documents becomes unavailable on the terms and conditions set forth in the Financing Documents and any such amount is not fully replaced with an increase in the equity commitment. In addition, upon the Sellers’ Representative’s reasonable request, the Buyer will advise and update the Sellers’ Representative, in a level of detail reasonably satisfactory to the Sellers’ Representative, with respect to the status and proposed closing date of the Financing Documents. The Buyer will not consent to any amendment, modification or early termination of any Financing Documents that could reasonably be expected to adversely affect the ability of the Buyer to consummate the transactions contemplated by this Agreement.

(b) The Buyer will, and will cause its Affiliates to, use reasonable best efforts to (i) maintain the effectiveness of the Financing Documents in accordance with their terms, (ii) enter into definitive documentation with respect to the Financing Documents, (iii) satisfy all funding conditions to the Financing Documents set forth in the definitive documentation with respect to the financing contemplated by the Financing Documents and (iv) consummate the financing contemplated by the Financing Documents (including by extension of the Financing Documents on terms not materially less beneficial to Buyer and the Company Group or, if the Financing Documents expire, obtaining alternative financing in an aggregate principal amount equal to the amounts set forth in, and on terms not materially less beneficial to Buyer and the Company Group than the terms of, the Financing Documents).

Section 7.10 Employees; Employee Benefits.

(a) For a period of six (6) months following the Closing, the Buyer shall provide to each individual who is employed by the Company and the Company’s Subsidiaries at the close of business on the Closing Date (including those who are actively employed or on leave, disability or other absence from employment) (each, a “Continuing Employee”) at least equal to the base salary, hourly wage rate or commission rate that is paid to such employee on the date hereof (or, to the extent increased by the Company prior to the Closing in accordance with Section 7.1, the Closing Date). Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit the ability of the Buyer, the Company, the Company’s Subsidiaries or any of their respective Affiliates to terminate the employment of any employee (including any Continuing Employee) at any time and for any or no reason.

(b) The Buyer shall treat or cause to be treated all service credited to any Continuing Employee with the Company or the Company’s Subsidiaries under an Employee Benefit Plan as of the Closing Date the same as service completed with the Buyer for all purposes, including waiting periods relating to preexisting conditions under medical plans in the plan year in which the Closing Date occurs, severance pay, vesting and eligibility to participate in any employee benefit plan maintained by the Buyer or any of its Affiliates on or after the Closing Date in which a Continuing Employee participates; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit nor shall such crediting entitle any

Continuing Employee to benefit accruals under any defined benefit pension plan or plan providing retiree medical benefits. To the extent that the Buyer changes the health benefit plans in which Continuing Employees participate after the Closing Date and in the plan year in which the Closing Date occurs, the Buyer shall, for purposes of computing deductible amounts (or like adjustments or limitations on coverage) under any health benefit plan for the year in which the Closing Date occurs, recognize and credit expenses and claims previously recognized for similar purposes under the applicable Employee Benefit Plan.

(c) Nothing in this Section 7.10, expressed or implied, shall confer upon any Person (including any Continuing Employee) other than the Sellers any rights or remedies (including any right to employment or continued employment, or any right to compensation or benefits for any period) of any nature or kind whatsoever, under or by reason of this Agreement. In addition, the provisions of this Section 7.10 are for the sole benefit of the Parties to this Agreement and are not for the benefit of any third party (including Continuing Employees), and shall not be deemed to establish or amend (or require the establishment or amendment of) any benefit plans, policies, programs, agreements or arrangements.

(d) The Company shall use its reasonable efforts to, and to cause each of the holders of Company Unit Options to, enter into on or prior to the Closing Date a termination agreement with respect to all of the Company Unit Options of such holder, which agreement shall terminate the Company’s obligations to such holder under the Company Option Plan, other than the payment of the applicable Option Payment. At or prior to Closing, the Company shall terminate the Company Option Plan.

Section 7.11 Further Assurances. Each of the Parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and to execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

Section 7.12 Survival of Confidentiality Agreement. The Parties agree that certain confidentiality agreement by and between the Company and the Buyer, dated February 22, 2007, is in full force and effect, shall survive until the Closing and shall terminate as of the Closing.

Section 7.13 Noncompetition; Nonsolicitation.

(a) For a period of three (3) years from and after the date hereof, each Seller shall not, nor permit any of its Affiliates to, directly or indirectly, engage in any business activity in the United States that competes with the Company Group’s business of providing (i) release of information to healthcare providers, (ii) electronic patient medical records workflow software to healthcare providers and (iii) outsourced coding services to hospitals, as such business is currently conducted by the Company Group (such activity, a “Competitive Business”) or finance, loan money to, form, acquire, control or consult for any Person that conducts a Competitive Business (in whole or in part) in the United States; provided, however, that an ownership interest of less than 7% of the outstanding stock of any publicly traded corporation that is engaged in a

Competitive Business shall not be deemed to violate this Section 7.13(a), so long as no officer or director of such Seller or any of its Affiliates is a member of the board of directors (or other similar governing body) of such publicly traded corporation; and provided, further, that no Seller shall be deemed to be in violation of this Section 7.13 (a) as a result of such Seller or any of its Affiliates financing, loaning money to, forming, acquiring, controlling or consulting for, or otherwise engaging in any business activities through, any Person solely as a result of such Person being engaged in the business of providing outsourced coding services to hospitals if (a) such Person derives less than seven and one-half percent (7.5%) its revenues from the provision of such services or (b) providing outsourced coding services to hospitals is not a separate service provided by such Person but an integral part of another business of such Person other than any business described in clauses (i) and (ii) above.

(b) For a period of two (2) years from and after the date of this Agreement (the “Non-Solicitation Period”), no Seller or any of their respective Affiliates shall directly or indirectly: (i)(A) induce or attempt to induce any officer, employee, representative or agent of Buyer or the Company Group (an “Employee”) to leave the employ of such Person, (B) hire any person who was an Employee at any time during the Non-Solicitation Period, except such persons whose employment with the Buyer or the Company Group was terminated by the Buyer or the Company Group, as applicable, or whose employment with the Buyer or the Company Group terminated for any reason at least three (3) months prior to the date of such hire; provided, that the foregoing restrictions shall not apply to any offer of employment made pursuant to any general advertising or general solicitation by any Seller or its Affiliates; or (ii) solicit or attempt to solicit any customer, supplier, licensee or business relation of any member of the Company Group for purposes of providing products or services that are competitive with those provided by the Competitive Business.

(c) Each Party agrees that (i) the covenants set forth in this Section 7.13 are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce each Party to enter into this Agreement. Buyer and Sellers intend that the covenants of this Section 7.13 shall be deemed to be a series of separate covenants, one for each county or province of each and every state, territory or jurisdiction of each country within the territory and one for each month of the periods. If, at the time of enforcement of this Section 7.13, a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law.

Section 7.14 Confidentiality. For a period of three (3) years following the Closing, Sellers’ Representative and each Seller shall (i) treat and hold as confidential and refrain from disclosing to any third party all of the Confidential Information and (ii) cause its and their Affiliates, trustees, directors, officers, employees or representatives to comply with the foregoing. Notwithstanding the foregoing restrictions, in the event that any Seller or any of its Affiliates or related Persons described in the foregoing clause (ii) is requested or required in connection with any Proceeding or under applicable Law to disclose any Confidential Information, Seller will notify the Company promptly in writing of the request or requirement so that the Company may seek an appropriate protective order or other confidential treatment or waive compliance with the provisions of this Section 7.14. If, in the absence of a protective order or the receipt of a waiver hereunder, any such Person is, on the advice of counsel, compelled to disclose any Confidential Information, such Person may disclose the Confidential Information; provided, however, that such Person shall (x) use his, her, or its reasonable efforts to obtain (at the Company’s cost) an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Company Group shall designate and (y) disclose only that portion of the Confidential Information as is required.

Section 7.15 Exclusivity. Each Seller and each member of the Company Group agrees that, until the Closing, no Seller nor any member of the Company Group nor any of their respective stockholders, officers, directors, employees, partners, members or agents shall directly or indirectly (i) initiate, solicit, entertain, negotiate, accept or discuss with any third party (other than Buyer and its Affiliates), directly or indirectly, any proposal or offer, including any existing proposal or offer (an “Acquisition Proposal”), to acquire all or any significant part of the equity securities or assets of any member of the Company Group, whether by merger, recapitalization, arrangement, amalgamation, purchase of equity securities, purchase of assets, take over bid or otherwise, (ii) provide any information to any third party (other than Buyer or its Affiliates) in connection with an Acquisition Proposal or (iii) enter into any agreement, arrangement or understanding with any third party requiring it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Each Seller and each member of the Company Group represents that none of such Parties nor any of their respective shareholders or Affiliates is a party to or bound by any agreement with respect to an Acquisition Proposal. Sellers’ Representative and Sellers each represent and warrant that all discussions with third parties relating to any Acquisition Proposal have been terminated. Within two (2) Business Days following the Closing Date, the Company shall, or shall cause its representative to, instruct any such third parties to return or destroy all Confidential Information provided to such third party in connection with such third party’s consideration of an Acquisition Proposal. Each Seller and each member of the Company Group agree to notify Buyer within two (2) Business Days if any of the Sellers, any member of the Company Group, or any of their respective representatives, directors, officers, employees, advisors, agents, or Affiliates receive any indications of interest, requests for information or proposals or offers in respect of any Acquisition Proposal which appears to be a bona fide offer with aggregate consideration in excess of the Purchase Price, and will communicate to Buyer in reasonable detail the terms and conditions of any such indication, request, proposal or offer as well as the identity of the person or entity making such indication, request, proposal or offer.

Section 7.16 Termination of Related Party and Other Contracts.

(a) On or prior to Closing, Sellers’ Representative shall cause all Contracts listed on Section 7.16(a) of the Company Group Disclosure Schedule to be terminated without liability to the Buyer, its Affiliates or any member of the Company Group after the Closing.

(b) Each Stockholder shall use, and shall cause its Affiliates to use, its reasonable efforts, without cost to it, to take actions to provide for the continuation of services under each of the Contracts listed on Section 7.16(b) of the Company Group Disclosure Schedule for a period of 180 days following the Closing Date on substantially the same terms as set forth in such Contracts.

Section 7.17 Merger. Within fourteen (14) days of the date of this Agreement, or such later date as may be agreed by the Sellers’ Representative and the Buyer in writing, the Parties shall take all actions reasonably necessary to amend this Agreement in such a manner solely as to effect the purchase of Smart Holdings on the Closing Date through a merger of a subsidiary of Buyer with and into Smart Holdings with Smart Holdings being the surviving corporation (rather than the purchase and sale of capital stock of Smart Holdings contemplated in this Agreement as of the date hereof) and shall deliver, or cause to be delivered, such documents and consents, as may be reasonably required to approve such amendment and a unanimous written consent of the Stockholders of Smart Holdings adopting the merger agreement contained in this Purchase Agreement, as so amended; provided, however, no such amendment shall alter, amend or modify any of the other terms and conditions of this Agreement, nor any of the other rights or obligations of any Party under this Agreement, including, without limitation, the rights of Sellers to receive the Purchase Price and under Section 10.3(a).

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF THE PARTIES

Section 8.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or written waiver by such Party) at or prior to the Closing of the following conditions:

(a) Injunction; Proceedings. There will be no effective Law, injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the transactions contemplated by this Agreement are illegal or may not otherwise be consummated as provided in this Agreement; no Proceeding will have been commenced by any Governmental Entity or third party for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; and

(b) Governmental Approvals. The applicable waiting period under the HSR Act shall have expired or been terminated and all other consents, authorizations, waivers or approvals of any Governmental Entity as may be required to be obtained in connection with the execution, delivery or performance of this Agreement, the failure to obtain of which would prohibit the consummation of the transaction contemplated hereby, shall have been obtained.

Section 8.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by the Sellers’ Representative, on behalf of the Sellers) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of such time (other than representations and warranties that speak as of a specific date prior to the Closing Date which only need be true and correct in all material respects as of such earlier date);

(b) Performance of Obligations. The Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c) Buyer Officer’s Certificate. An authorized officer of the Buyer shall have executed and delivered to the Company a certificate as to compliance with the conditions set forth in Section 8.2(a) and Section 8.2(b) hereof; and

(d) Ancillary Documents. The Buyer shall have delivered, or caused to be delivered, to the Sellers the documents listed in Section 9.3.

Section 8.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are further subject to the satisfaction (or written waiver by it) at or prior to the Closing of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Sellers contained in Article IV hereof and the representations and warranties of the Company Group contained in Article V hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as if made at and as of the Closing (except for representations and warranties that speak as of a specific date prior to the Closing Date that need only be true and correct in all material respects as of such earlier date); provided, however, that this condition shall be deemed satisfied unless any and all inaccuracies in such representations and warranties (ignoring for the purposes of this Section any qualifications by materiality or Material Adverse Effect contained in such representations or warranties), in the aggregate, have resulted in or would reasonably be expected to result in a Material Adverse Effect;

(b) Performance of Obligations. The members of the Company Group and the Sellers shall have performed in all material respects their respective obligations under this Agreement required to be performed by them at or prior to the Closing pursuant to the terms hereof;

(c) Consents. The Company and Smart Holdings shall have obtained and delivered to the Buyer the Consents set forth in Section 8.3(c) of the Company Group Disclosure Schedule, and all such Consents shall be in full force and effect;

(d) No Material Adverse Effect. Between the date of this Agreement and the Closing Date, there shall not have occurred any Material Adverse Effect or any event, change or effect that would reasonably be expected to have a Material Adverse Effect;

(e) Company Officer’s Certificate. An authorized officer of the Company shall have executed and delivered to the Buyer a certificate (a “Bring Down Certificate”) to the effect that the conditions set forth in Sections 8.3(a), (b), (c) and (d) hereof have been met;

(f) Sellers’ Certificate. The Sellers’ Representative shall have executed and delivered to the Buyer a Bring Down Certificate to the effect that the conditions set forth in Sections 8.3 (a), (b), (c) and (d) hereof have been met; and

(g) Ancillary Documents. Sellers or the Sellers’ Representative, as the case may be, shall have delivered, or caused to be delivered, to the Buyer the documents listed in Section 9.2.

ARTICLE IX

CLOSING

Section 9.1 Closing. Subject to the terms and conditions of this Agreement, unless the Sellers’ Representative and the Buyer agree otherwise in writing, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on a date (which may include the Termination Date) (i) following the satisfaction or waiver of the conditions to the obligations of the parties set forth in Article VIII (other than those conditions that by their nature are to be fulfilled at Closing, but subject to the satisfaction or waiver of such conditions) and (ii) specified by the Buyer upon no fewer than five (5) Business Days written notice to the Sellers’ Representative; provided, that such date shall not in any event be later than the Termination Date, unless otherwise agreed in writing by the Sellers’ Representative and the Buyer. The date of the Closing shall be referred to herein as the “Closing Date”. The Closing shall take place at the offices of King & Spalding LLP located at 1180 Peachtree Street, N.E., Atlanta, Georgia 30309, at 10:00 a.m. Atlanta, Georgia time, or at such other place or at such other time as the Sellers’ Representative and the Buyer may agree in writing.

Section 9.2 Sellers Closing Deliveries. At the Closing, the Sellers or the Sellers’ Representative will deliver or cause to be delivered to the Buyer (unless delivered previously) the following:

(a) all certificates representing the Purchased Securities and accompanying stock powers or other appropriate instruments of assignment and transfer in a form reasonably satisfactory to the Buyer duly executed by the Sellers, evidencing the transfer of the Purchased Securities to the Buyer;

(b) resignations, effective as of the Closing, of the directors and officers of each member of the Company Group, except for such persons as shall have been designated in writing prior to the Closing by the Buyer to the Sellers’ Representative;

(c) the Bring Down Certificates described in Sections 8.3(e) and (f);

(d) a certificate by the Secretary or any Assistant Secretary of Smart Holdings, dated as of the Closing Date, as to the good standing of Smart Holdings in its jurisdiction of incorporation and attaching (i) a good standing certificate of Smart Holdings from its jurisdiction of incorporation, dated within thirty (30) days prior to the Closing Date, (ii) copies of the authorization of Smart Holdings (by its board of directors or shareholders, or as otherwise required) of the execution, delivery and performance of Smart Holdings of this Agreement and the consummation of the transactions contemplated herein, and stating that such authorization remains in effect and has not been amended or terminated and (iii) copies of the organizational documents of Smart Holdings, and stating that such copies are true and correct as of immediately prior to Closing;

(e) a certificate by the Secretary or any Assistant Secretary of the Company, dated as of the Closing Date, as to the good standing of the Company and each Subsidiary in their respective jurisdictions of organization and attaching (i) a good standing certificate of the Company and each Subsidiary from its respective jurisdiction of organization, dated within thirty (30) days prior to the Closing Date, (ii) copies of the authorization of the Company (by its board of managers or members, or as otherwise required) of the execution, delivery and performance of the Company of this Agreement and the consummation of the transactions contemplated herein, and stating that such authorization remains in effect and has not been amended or terminated and (iii) copies of the organizational documents of the Company and each Subsidiary, and stating that such copies are true and correct as of immediately prior to Closing;

(f) a certificate, prepared in accordance with Treasury Regulation Section 1.1445-2(c)(3), to the effect that the Smart Holdings Shares are not U.S. real property interests;

(g) with respect to each holder of Indebtedness of Smart Holdings that is not a “United States person” as defined in Section 7701 of the Code, a properly completed IRS Form W-8BEN and an executed certificate in the form of Exhibit G, attached hereto;

(h) fully executed payoff letters or UCC-termination statements or other terminations, payoffs or releases necessary to terminate and release all Liens on the Company Group’s stock and units (other than Liens arising under the Company Operating Agreement or under applicable securities Laws) and all Liens other than Permitted Liens on the Company Group’s other property and assets, and evidence of the complete satisfaction in full of all outstanding Indebtedness of the Company Group, including the unwinding of all Islamic financing instruments, or the direction of the Sellers’ Representative to pay such Indebtedness in accordance with Section 3.5(a), in each case to the reasonable satisfaction of Buyer;

(i) the corporate books of each member of the Company Group;

(j) evidence of termination of all agreements with Affiliates required under Section 7.16:

(k) evidence of termination of the Company Option Plan; and

(l) the Escrow Agreements, executed by the Sellers’ Representative and the Escrow Agent.

Section 9.3 Buyer Closing Deliveries. At the Closing, the Buyer will deliver or cause to be delivered to the Sellers, the Sellers’ Representative and/or the Company the following:

(a) the portion of the Purchase Price to be paid at Closing pursuant to Section 3.4, paid and delivered in accordance with such Section;

(b) the Bring Down Certificate described in Section 8.2(c);

(c) a certificate by the Secretary or any Assistant Secretary of the Buyer, dated as of the Closing Date, as to the good standing of the Buyer in its jurisdiction of organization and attaching (i) a good standing certificate of the Buyer from its jurisdiction of organization, dated within thirty (30) days prior to the Closing Date and (ii) copies of the authorization of the Buyer (by its board of directors or shareholders, or as otherwise required) of the execution, delivery and performance of the Buyer of this Agreement and the consummation of the transactions contemplated herein, and stating that such authorization remains in effect and has not been amended or terminated; and

(d) the Escrow Agreements, executed by the Buyer.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time at or prior to the Closing:

(a) in writing, by mutual consent of the Buyer and the Sellers’ Representative (on behalf of the Sellers);

(b) by written notice from the Buyer to the Sellers’ Representative (on behalf of the Sellers) if any of the conditions set forth in Section 8.1 and Section 8.3 hereof shall have become incapable of fulfillment and shall not have been waived in writing by the Buyer;

(c) by written notice from the Sellers’ Representative (on behalf of the Sellers) to the Buyer if any of the conditions set forth in Section 8.1 and Section 8.2 hereof shall have become incapable of fulfillment and shall not have been waived in writing by the Sellers’ Representative; or

(d) by written notice by the Sellers’ Representative (on behalf of the Sellers) to the Buyer or the Buyer to the Sellers’ Representative (on behalf of the Sellers), as the case may be, if the Closing has not occurred on or prior to June 18, 2007 (the “Termination Date”);

provided, however, that no Party may terminate this Agreement pursuant to the foregoing clauses (b), (c) or (d) if such Party (or, in the case where such terminating Party is the Sellers’ Representative, any Seller) is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement.

Section 10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, written notice thereof shall forthwith be given by the Party so terminating to the other Parties, and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any Party. If this Agreement is terminated pursuant to Section 10.1 hereof:

(a) each Party shall redeliver all documents, work papers and other materials of the other Party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the Party furnishing the same or, upon prior written notice to such Party, shall destroy all such documents, work papers and other materials and deliver notice to the Party seeking destruction of such documents that such destruction has been completed, and all confidential information received by any Party with respect to the other Parties shall be treated in accordance with the Confidentiality Agreement;

(b) all filings, applications and other submissions made pursuant hereto shall be withdrawn from the agency or other Person to which made; and

(c) there shall be no liability or obligation hereunder on the part of the Parties or any of their respective directors, officers, employees, Affiliates, agents or representatives, except that (i) if the basis of termination is a willful, material breach by a member of the Company Group, a Seller or the Buyer, as the case may be, of one or more of the provisions of this Agreement, the breaching Party shall be liable to the non-breaching Party, and (ii) the obligations provided for in this Section 10.2 and Section 7.5 (Public Announcements), Section 13.1 (Fees and Expenses), Section 13.2 (Notices), Section 13.3 (Severability), Section 13.8 (Arbitration) and Section 13.10 (Governing Law) hereof and in the Confidentiality Agreement shall survive any such termination.

(d) If this Agreement is terminated for any reason other than as set forth in the first sentence of Section 10.3(a), then the Sellers’ Representative and the Buyer shall deliver to the Escrow Agent in accordance with the requirements of the Deposit Escrow Agreement joint written directions instructing the Escrow Agent to return the Letter of Credit to Buyer or to cancel the Letter of Credit, as directed in such joint written directions.

Section 10.3 Termination Fee.

(a) If this Agreement is terminated by the Sellers’ Representative or the Buyer pursuant to Section 10.1(d) at a time when all of the conditions precedent set forth in Section 8.1 or Section 8.3 (except for any such condition that (i) by its nature is to be satisfied by actions to be taken at the Closing by a Seller or the Sellers’ Representative if such Party would be, at the time of such termination, prepared to and able to take such actions, (ii) remains unsatisfied as a result of Buyer’s breach of any covenant or agreement set forth in this Agreement or (iii) is unsatisfied as a result of a breach or inaccuracy of a representation or warranty made by Buyer in this Agreement), then, in lieu of all other claims and remedies that might otherwise be available with respect thereto, including elsewhere hereunder and notwithstanding any other provision of this Agreement, the Sellers’ Representative and the Buyer shall, subject to the proviso in the next sentence, promptly deliver to the Escrow Agent in accordance with the terms of the Deposit Escrow Agent joint written directions instructing the Escrow Agent to present and draw on the full amount of the Letter of Credit and disburse the proceeds thereof (the “LC Funds”) to the Sellers’ Representative who shall in turn promptly disburse such funds to the Sellers, or their designees, in accordance with their respective Pro Rata Payment Percentages. Such disbursement of the LC Funds to Sellers’ Representative, on behalf of Sellers, shall be as full, fixed and exclusive damages (and not as a penalty) under Law, and neither Buyer nor its Affiliates shall have any further liability to any Seller or to any other Person under this Agreement; provided, however, that if (A) the Sellers’ Representative terminates this Agreement pursuant to Section 10.1(d) at such time as contemplated in the first sentence of this Section 10.3(a) and (B) an Intentional Failure to Close (as defined below) has occurred, then, in lieu of receiving the LC Funds as full, fixed and exclusive damages, the Sellers’ Representative (on behalf of the Sellers) may in its sole discretion irrevocably elect (a “LC Damages Waiver Election”) to recover from Buyer the actual amount of damages to which Seller may be entitled, hi the event that, upon termination of this Agreement, Sellers would be entitled to disbursement of the LC Funds under the first sentence of this Section 10.3 (a), termination of this Agreement and, in the event of such termination, the Sellers’ right (if any) to either (x) disbursement of the LC Funds as full damages or (y) make a LC Damages Waiver Election and seek actual damages in lieu of receipt of such LC Funds, shall constitute the sole and exclusive remedies for Sellers, the Sellers’ Representative, the Company Group and their respective Affiliates, each of which hereby waives and releases any right to sue Buyer or its Affiliates for specific performance of this Agreement or, except in the case where the Sellers’ Representative (on behalf of the Sellers) makes a LC Damages Waiver Election, to recover any other damages in excess of or other than such damages arising from Buyer’s failure to consummate the Closing, breach of any of its representations or warranties, or failure to perform any of its covenants and agreements, in this Agreement prior to the Closing.

(b) The provisions for payment of the LC Funds to the Sellers’ Representative (on behalf of the Sellers) and the waiver and release of remedies contained in this Section 10.3 have been included because in the event of a breach by Buyer the actual damages to be incurred by the Company Group and the Sellers can reasonably be expected to approximate the amount of the LC Funds called for in this Agreement and because the actual amount of such damages would be difficult if not impossible to measure accurately. Each Party acknowledges that the agreements, waivers and releases contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that without these provisions, neither Sellers nor Buyer would enter into this Agreement.

(c) As used herein, the term “Intentional Failure to Close” means that each of the following statements is true: (i) all of the conditions to the obligations of Buyer to consummate the transactions contemplated by this Agreement (other than any condition that (A) by its nature is to be satisfied by action taken at the Closing, provided in the case where the Sellers or the Sellers’ Representative are the parties required to take such action, that such parties have demonstrated that they are ready, willing and able to do so, (B) remains unsatisfied as a result of Buyer’s intentional breach of any covenant or agreement set forth in this Agreement or (C) is unsatisfied as a result of an intentional breach or inaccuracy of a representation or warranty made by Buyer in this Agreement) have been satisfied or waived, and (ii) a Financing Source Failure (as defined below) has not occurred and is not then continuing.

(d) As used herein, the term “Financing Source Failure” means any of the following shall have occurred: (i) the conditions precedent set forth in the Debt Commitment Letter shall have been satisfied but one or more of the financing sources party thereto shall have failed to perform its funding obligations thereunder (other than as a result of any willful misconduct by Buyer or its Affiliates, any intentional breach by Buyer or its Affiliates of this Agreement or the Debt Commitment Letter or any failure of a party to the Equity Commitment Letter to perform its funding obligations thereunder); (ii) any condition precedent set forth in the Debt Commitment Letter shall not have been satisfied (other than as a result of any willful misconduct by Buyer or its Affiliates, any intentional breach by Buyer or its Affiliates of this Agreement or the Debt Commitment Letter or any failure of a party to the Equity Commitment Letter to perform its funding obligations thereunder); or (iii) the Debt Commitment Letter shall have been terminated by the financing source(s) party thereto (other than as a result of any willful misconduct by Buyer or its Affiliates, any intentional breach by Buyer or its Affiliates of this Agreement or the Debt Commitment Letter or any failure of a party to the Equity Commitment Letter to perform its funding obligations thereunder).

ARTICLE XI

INDEMNIFICATION

Section 11.1 Indemnification Obligations of the Sellers.

(a) Subject to the provisions of this Article XI (including, without limitation, Section 11.5(b)). from and after the Closing, the Stockholders and SIH shall, in accordance with and subject to Section 11.5(b), severally, and not jointly, indemnify, defend and hold harmless the Buyer and the Buyer’s Affiliates and their respective stockholders, officers, directors, employees, partners, members, agents, representatives and advisors, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to:

(i) any breach of any representation or warranty made by the Company Group in Article V in this Agreement or any Bring Down Certificate delivered with respect thereto;

(ii) any breach of any covenant, agreement or undertaking made by a member of the Company Group or a Seller in this Agreement, other than any covenant, agreement or undertaking made by a Seller or any of its Affiliates (other than the Company Group) in Sections 7.13, 7.14 and 7.15; and

(iii) any Taxes for which the Sellers are responsible under Section 7.7;

provided, that, notwithstanding the foregoing and subject to Section 11.5(e), each Stockholder shall be jointly and severally liable for the obligations of each other Stockholder under this Section 11.1(a).

(b) Subject to the provisions of this Article XI, from and after the Closing, each Seller shall, severally, and not jointly, indemnify and hold harmless each of the Buyer Indemnified Parties from, against and in respect of any and all Buyer Losses arising out of (i) any breach of any representation or warranty made by such Seller in Article IV in this Agreement or any Bring Down Certificate delivered with respect thereto and (ii) any breach of any covenant, agreement or undertaking made by such Seller or any of its Affiliates in Sections 7.13, 7.14, or 7.15; provided, that, notwithstanding the foregoing and subject to Section 11.5(e), each Stockholder shall be jointly and severally liable for the obligations of each other Stockholder under this Section 11.1(b).

The Losses of the Buyer Indemnified Parties described in this Section 11.1 as to which the Buyer Indemnified Parties are entitled to indemnification are herein collectively referred to as “Buyer Losses.”

Section 11.2 Indemnification Obligations of the Buyer. Subject to the provisions of this Article XI, from and after the Closing, the Buyer shall indemnify, defend and hold harmless the Sellers and their Affiliates and their respective stockholders, officers, directors, employees, partners, members, agents, representatives and advisors, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnified Parties”) from, against and in respect of any and all Losses arising out of or relating to:

(a) any breach of any representation or warranty made by the Buyer in Article VI of this Agreement or any Bring Down Certificate delivered with respect thereto; and

(b) any breach of any covenant, agreement or undertaking made by the Buyer in this Agreement.

The Losses of the Seller Indemnified Parties described in this Section 11.2 as to which the Seller Indemnified Parties are entitled to indemnification are herein collectively referred to as “Seller Losses.”

Section 11.3 Indemnification Procedure.

(a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party, as applicable (each hereinafter referred to as an “Indemnified Party”), of notice by a third party of any demand, complaint or the commencement of any action or proceeding (including any demand, complaint or the commencement of any audit, investigation, action or proceeding against any member of the Company Group), with respect to which such Indemnified Party may be entitled to receive payment from another Party for any Buyer Losses or Seller Losses (as the case may be) (a “Third Party Claim”), the Indemnified Party shall promptly (and in any event within ten days) notify in writing the Buyer or the Sellers’ Representative, on behalf of the Sellers, as applicable (the “Indemnifying Party”), of such Third Party Claim and of the Indemnified Party’s claim for indemnification with respect thereto; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim unless, and only to the extent that, such failure to notify the applicable Indemnifying Party results in the forfeiture by the Indemnifying Party of, or otherwise prejudices, rights and defenses otherwise available to the Indemnifying Party with respect to such claim. The Indemnifying Party shall have in the case of any Third Party Claim 60 days after receipt of such notice to assume the defense of such Third Party Claim. If the Indemnifying Party so elects to assume the defense of such Third Party Claim, the Indemnifying Party shall be entitled to employ legal counsel reasonably satisfactory to the Indemnified Party at the Indemnifying Party’s own expense, and to conduct and control the defense and settlement of such Third Party Claim. The Indemnified Party shall be entitled to effectively participate (and to have its insurers participate) in the defense, prosecution, negotiation and settlement of such Third Party Claim with such Person’s own counsel, provided that the Indemnifying Party will not, following its election to defend against and direct the defense of such Third Party Claim, be liable to the Indemnified Party under this Article XI for any fees of other counsel or any other expenses with respect to the defense of such proceeding incurred by the Indemnified Party from and after the time of such election, if such election is not made within the 60-day period to assume the defense following receipt by the Indemnifying Party of written notice of the Indemnified Party of such Third Party Claim, unless (A) the Indemnifying Party is also a party to such Third Party Claim and the Indemnified Party determines in good faith that the representation of both parties by the same counsel, or the conduct of such defense by the Indemnifying Party, would be inappropriate due to actual or potential differing interests between them or (B) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such Third Party Claim. If the Indemnifying Party declines or fails to assume the defense of the action or proceeding within the above-specified period, or if the Indemnifying Party fails to prosecute or defend such proceeding with reasonable vigor after receipt of 20 days’ written notice of such fact by the Indemnified Party, then the Indemnified Party shall be entitled to employ one legal counsel (plus one local counsel if the Indemnifying Party determines in its reasonable discretion such local counsel is necessary) to assume and control the defense, prosecution, negotiation and, subject to Section 11.3(b), settlement of such Third Party Claim at the expense of the Indemnifying Party. The Indemnifying Party so electing not to assume the defense of the action or proceeding in accordance with this Section 11.3(a) shall not be obligated to pay the fees and expenses of more than one counsel (plus one local counsel if the Indemnifying Party determines in its reasonable discretion that such local counsel is necessary) for the Indemnified Party with respect to such action or proceeding.

(b) The Indemnified Party may not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed) settle or compromise any Third Party Claim or consent to the entry of any judgment for any Third Party Claim with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party. The Parties shall cooperate in good faith in the defense or prosecution of any Third Party Claim and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith. Notwithstanding anything in this Section 11.3 to the contrary, the Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), consent to entry of any judgment, compromise or settlement of any Third Party Claim unless (x) there is no finding or admission of any violation of Law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, (y) the terms of the compromise or settlement include a written agreement by the claimant or plaintiff for such Third Party Claim irrevocably releasing the Indemnified Party from all liability in respect of such Third Party Claim, and (z) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party.

(c) If an Indemnified Party claims a right to payment pursuant to this Agreement not involving a Third Party Claim covered by Section 11.3(a) hereof, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, within five Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder, if any.

Section 11.4 Claims Period. For purposes of this Agreement, a “Claims Period” shall be the period after the Closing during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party and each of the representations, warranties and covenants herein or in any Bring Down Certificate with respect thereto shall be deemed to continue and survive until the applicable Claims Period has terminated. The Claims Period hereunder shall begin on the date hereof and terminate as follows:

(a) with respect to Buyer Losses arising under (i) Section 11.1(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 5.1 (Organization of Smart Holdings), Section 5.2 (Organization of the Company and the Subsidiaries), Section 5.3 (Authorization), Section 5.5 (Capitalization), Section 5.6 (Equity Interests), Section 5.21 (Transactions with Affiliates) or Section 5.22 (Brokers, Finders and Investment Bankers) or in any Bring Down Certificate to the extent relating thereto (collectively, the “Fundamental Representations”), (ii) Section 11.1(a)(i) and (iii) Section 11.1(b), the Claims Period shall survive the Closing until the expiration of the applicable statute of limitations;

(b) with respect to Buyer Losses arising under (i) Section 11.1(a)(i) with respect to any breach or inaccuracy of any representation or warranty in Section 5.15 (Tax Returns; Taxes) or in any Bring Down Certificate to the extent related thereto or (ii) Section 11.1(a)(iii), the Claims Period shall terminate on the date that is three (3) years following the Closing Date;

(c) with respect to Buyer Losses arising under Section 11.1(a)(i), other than with respect to any breach or inaccuracy of any of the Fundamental Representations, the Claims Period shall terminate on the date that is 12 months following the Closing Date; and

(d) with respect to Seller Losses arising under Section 11.2(a) or Section 11.2(b), the Claims Period shall survive the Closing until the expiration of the applicable statute of limitations.

No claim for indemnification can be made after the expiration of the Claims Period; provided, however, if prior to the close of business on the last day of the Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

Section 11.5 Liability Limits. Notwithstanding anything to the contrary set forth in this Agreement, the Sellers’ obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(a) no amounts of indemnity shall be payable pursuant to Section 11.1(a)(i) unless and until the Buyer Indemnified Parties shall have suffered Buyer Losses in excess of One Million Five Hundred Thousand Dollars ($1,500,000) (the “Threshold Amount”) in the aggregate, in which case the Buyer Indemnified Parties shall be entitled to recover only Buyer Losses in excess of the Threshold Amount; provided, however, that the Threshold Amount shall not apply to (i) Buyer Losses with respect to any breach or inaccuracy of any Fundamental Representation or (ii) Buyer Losses with respect to any breach or inaccuracy of any representation or warranty in Section 5.15 (Tax Returns; Taxes) or in any Bring Down Certificate to the extent related thereto. Notwithstanding the foregoing, no Losses may be claimed by any Buyer Indemnified Party or shall be reimbursable by or included in calculating the Threshold Amount other than Buyer Losses in excess of Twenty Five Thousand Dollars ($25,000) resulting from a single claim or aggregated claims arising out of the same facts, events or circumstances. The Parties further acknowledge and agree that in view of the limitations contained in this Section 11.5(a), for purposes of this Article XI, if any representation or warranty contained herein or in any Bring Down Certificate with respect thereto is qualified or limited based on materiality, including the terms “material” or “Material Adverse Effect,” such qualification and limitation shall in all respects be ignored and given no effect for purposes of determining whether any breach, inaccuracy or Loss has occurred and the amount of any Loss;

(b) the liability of each Seller with respect to Buyer Losses arising under Section 11.1(a) shall be several and not joint based on such Seller’s relative Pro Rata Payment Percentage;

(c) in no event shall the aggregate amount of indemnity required to be paid by the Sellers pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) with respect to any breach of Section 7.1 exceed the Indemnification Escrow Amount, other than Buyer Losses arising under Section 11.1(a)(i) with respect to any breach or inaccuracy of any Fundamental Representations or any representation or warranty in Section 5.15 (Tax Returns; Taxes) or in any Bring Down Certificate to the extent related thereto;

(d) any indemnification obligation of the Sellers pursuant to Section 11.1(a)(i) and Section 11.1(a)(ii) with respect to any breach of Section 7.1, 7.2, 7.3 or 7.4 shall be satisfied solely from the Indemnification Escrow Fund, other than Buyer. Losses arising under Section 11.1(a)(i) with respect to any breach or inaccuracy of any Fundamental Representations or representation or warranty in Section 5.15 (Tax Returns; Taxes) or in any Bring Down Certificate to the extent related thereto, which, in each case, together with any indemnification claims under Section 11.1(a)(ii) other than with respect to any breach of Section 7.1, 7.2, 7.3 or 7.4, shall be satisfied first from the Indemnification Escrow Fund and, if the Indemnification Escrow Fund is insufficient to cover the entire amount of such Buyer Losses or has been fully distributed, by the Sellers in accordance with Section 11.5(b). Any indemnification obligation of any Seller pursuant to Section 11.1(b) shall be satisfied first from such Seller’s Pro Rata Payment Percentage of the Indemnification Escrow Amount and, if such Pro Rata Payment Percentage of the Indemnification Escrow Amount is insufficient or has been fully distributed, solely by such Seller on a several basis subject to Section 11.5(e);

(e) notwithstanding anything set forth herein to the contrary, no Seller shall have any indemnification obligation under this Agreement for an amount greater than such Seller’s Pro Rata Payment Percentage of the Purchase Price;

(f) for purposes of computing the aggregate amount of claims against the Sellers, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Sellers pursuant to Section 11.1 shall be limited to, the amount of Buyer Losses that remain after deducting therefrom (i) any third party insurance proceeds and any indemnity, contributions or other similar payment actually received from any third party with respect thereto (net of costs of obtaining such proceeds, indemnity, contribution or other similar payment) (it being understood and agreed that the Indemnified Parties shall use their commercially reasonable efforts to seek insurance recoveries in respect of Losses to be indemnified hereunder), and (ii) any net tax benefit recognized by a Buyer Indemnified Party or any Affiliate thereof with respect to the Buyer Losses or items giving rise to such claim for indemnification;

(g) the amount of indemnity payable pursuant to Section 11.1 with respect to any Buyer Loss shall be reduced to the extent such Buyer Loss is reflected on the Final Working Capital Statement;

(h) no Indemnifying Party shall have any liability under Section 11.1(a)(i) or Section 11.1(b) of this Agreement with respect to the breach of any representation or warranty if and to the extent such Indemnifying Party can demonstrate that Buyer had Actual Buyer Knowledge of such breach as of the date hereof. For purposes of this Agreement, “Actual Buyer Knowledge” shall mean the actual knowledge of Patrick J. Haynes III, Michael Labedz, Hilary Grove, Erik Brooks, Jay Grossman, James Twellman and Gerald Hansberger, without investigation;

(i) no Indemnifying Party shall have any liability under this Article XI to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose solely from or was exacerbated by any action taken directly or indirectly by any Indemnified Party on or after the Closing Date;

(j) any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under this Article XI shall be required to use commercially reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Indemnifying Party and an Indemnifying Party shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate;

(k) no Party shall have any liability under this Article XI for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date;

(l) the Sellers shall have no liability for any Buyer Loss that would not have arisen but for any change in the accounting policies, practices or procedures adopted by the Buyer and/or its Affiliates (other than any such change required by GAAP or applicable Law) or for any other act or omission by the Buyer and/or its Affiliates after the Closing Date;

(m) if any insurance proceeds or other recoveries from third parties are actually realized (in each case calculated net of the reasonable third party out of pocket costs and expenses associated with such recoveries) by an Indemnified Party subsequent to the receipt by such Indemnified Party of an indemnification payment hereunder in respect of the claims to which such insurance proceeds or third party recoveries relate, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by such Indemnified Party in procuring such recovery); provided, that if such recovery from the Indemnifying Party was only a partial recovery, then such sums shall be paid over to the Indemnifying Party only to the extent necessary to avoid a recovery above the full amount of the Losses incurred;

(n) the liability of the Sellers for Buyer Losses shall be considered in the aggregate and shall be determined on a cumulative basis so the Buyer Losses incurred under Article XI of this Agreement shall be combined with all other Buyer Losses incurred under Article XI for purposes of determining limitations on liability, including the maximum liability amounts described above; and

(o) any indemnity payment under this Agreement by the Sellers shall be treated as an adjustment to the Purchase Price for U.S. federal income tax purposes.

Section 11.6 Exclusive Remedies. The Parties agree that, excluding (a) any claim for injunctive or other equitable relief under Section 7.13 and (b) any claim involving fraud, willful misconduct or intentional misrepresentation by a Party in connection with the transactions contemplated by this Agreement, the indemnification provisions of this Article XI set forth the sole and exclusive rights and remedies of the Buyer and the Sellers following the Closing to seek or obtain damages or any other remedy or relief whatsoever from the other with respect to matters arising under or in connection with this Agreement and the transactions contemplated hereby.

ARTICLE XII

SELLERS’ REPRESENTATIVE

Section 12.1 Sellers’ Representative. By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitutes and appoints the Sellers’ Representative as the true and lawful agent and attorney-in-fact of such Seller with full power of substitution to act in the name, place and stead of such Seller with respect to the terms and provisions of this Agreement and the Seller Ancillary Documents, including the Deposit Escrow Agreement and Escrow Agreements, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative shall deem necessary or appropriate, in such Person’s sole discretion, in connection with any of the transactions contemplated under this Agreement, including the power:

(a) to deliver the certificates representing the Purchased Securities required to be delivered by such Seller pursuant to this Agreement and the stock powers or other transfer documents pertaining thereto;

(b) to execute and deliver the Deposit Escrow Agreement and the Escrow Agreements;

(c) to execute and deliver all ancillary agreements, certificates, receipts, endorsements, notices, requests, instructions, stock and unit powers, letters and other writings and documents which the Sellers’ Representative deems in its sole and absolute discretion necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement, the Deposit Escrow Agreement, the Escrow Agreements and the other Seller Ancillary Documents;

(d) to receive and receipt for all payments made by the Buyer and/or the Company to any of the Sellers under this Agreement;

(e) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in such Person’s sole discretion, deems necessary or advisable in the performance of such Person’s duties as Sellers’ Representative and to rely on their advice and counsel;

(f) to incur expenses of sale, including fees of brokers, legal counsel and accountants incurred pursuant to the sale of the Purchased Securities and to the registered promissory notes issued by Smart Holdings on or about June 13, 2002, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing (all of which are hereinafter referred to as “Expenses of Sale”), to withhold from funds received on behalf of Sellers prior to their distribution to Sellers any amount which the Sellers’ Representative deems necessary for payment of or as a reserve against Expenses of Sale, and to pay such fees and expenses or to deposit the same in a bank account established for such purpose;

(g) to receive the Purchase Price Surplus, if any, on behalf of Sellers, and to distribute such Purchase Price Surplus, if any, to Sellers in accordance with their respective Pro Rata Payment Percentage;

(h) to terminate, amend or waive any provision of this Agreement, the Deposit Escrow Agreement, the Escrow Agreements or any other Seller Ancillary Document; provided that any such termination, amendment or waiver, if material to the rights and obligations of the Sellers in the reasonable judgment of the Sellers’ Representative, shall be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature;

(i) to settle all disputes and claims that arise under this Agreement, the Deposit Escrow Agreement, the Escrow Agreements, the Seller Ancillary Documents, Company Ancillary Documents, Buyer Ancillary Documents or any other agreement, certificate or instrument delivered in connection with this Agreement;

(j) to take all actions on behalf of the Sellers pursuant to Article X and Article XI;

(k) to enter into on behalf of the Sellers termination agreements with Company Optionholders with respect to the termination of the option agreements under the Company Option Plan and the Option Payment;

(l) to serve as representative for the Sellers with respect to the Sellers’ rights to receive payment of any portion of the Purchase Price (including any portions of the Indemnification Escrow Fund), including serving as representative of the Sellers under the Indemnification Escrow Agreement, receiving any distributions of all or any portion of the Indemnification Escrow Fund and the Purchase Price Adjustment Escrow Fund to which the Sellers are entitled, and delivering on behalf of the Sellers any notice under the Escrow Agreements; and

(m) to do or refrain from doing any further act or deed on behalf of the Sellers which the Sellers’ Representative deems necessary or appropriate in such Person’s sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting.

Section 12.2 Authority of Sellers’ Representative; Reliance.

(a) The appointment of the Sellers’ Representative in this Article XII shall be deemed coupled with an interest and shall be irrevocable, and the Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of each of the Sellers in all matters referred to in this Agreement. Each of Sellers hereby ratifies and confirms all that the Sellers’ Representative shall do or cause to be done by virtue of the Sellers’ Representative’s appointment as the Sellers’ Representative of such Seller. The Sellers’ Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Sellers’ Representative believes to be in the best interest of the Sellers and consistent with the Sellers’ Representative’s obligations under this Agreement, but the Sellers’ Representative shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Sellers’ Representative of the Sellers’ Representative’s duties under this Agreement, including any loss or damage resulting from any error of judgment, mistake of fact or Law, or any act done or omitted to be done in good faith, other than loss or damage arising from willful violation of Law or gross negligence in the performance of the Sellers’ Representative’s duties under this Agreement.

(b) Each of the Sellers hereby expressly acknowledges and agrees that the Sellers’ Representative is authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and that the Buyer shall be entitled to rely on any and all action taken or omitted to be taken by the Sellers’ Representative under this Agreement, the Deposit Escrow Agreement, the Escrow Agreements and the Seller Ancillary Documents without liability to, or obligation to inquire of, any of the Sellers. The Buyer is hereby expressly authorized to rely on (i) all actions taken or omitted to be taken by the Sellers’ Representative pursuant to this Agreement, the Deposit Escrow Agreement, the Escrow Agreements or any other Sellers’ Ancillary Agreement, all of which actions or omissions shall be legally binding upon the Sellers to the extent authorized pursuant to Section 12.1, and (ii) the genuineness of the signature of the Sellers’ Representative or any instrument, certificate or document. Upon receipt of any writing which reasonably appears to have been signed by the Sellers’ Representative, the Buyer may act upon the same without any further duty of inquiry as to the genuineness of the writing. Further, the Buyer and the Company Group shall have no obligations or liabilities pursuant to this Article XII, including any obligation or liability to ensure that funds paid to the Sellers’ Representative are properly paid or distributed to the Sellers. If the Sellers’ Representative resigns or ceases to function in the Sellers’ Representative’s capacity for any reason whatsoever, then Charles H. Ogburn shall be the successor to the Sellers’ Representative. The Sellers do hereby jointly and severally agree to indemnify and hold the Sellers’ Representative harmless from and against any and all liability, loss, cost, damage or expense (including fees and expenses of legal counsel) reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties under this Agreement except for actions by the Sellers’ Representative constituting gross negligence or willful misconduct.

(c) EACH SELLER INTENDS FOR THE AUTHORIZATIONS AND AGREEMENTS IN THIS ARTICLE XII TO BE IRREVOCABLE, REMAIN IN FORCE, SURVIVE THE CLOSING DATE AND NOT BE AFFECTED IF SUCH SELLER SUBSEQUENTLY BECOMES INSOLVENT OR BANKRUPT, MENTALLY OR PHYSICALLY DISABLED OR INCOMPETENT, AND DOES HEREBY DIRECT THAT NO FILING OF AN INVENTORY NOR POSTING OF A SURETY BOND BE REQUIRED.

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Fees and Expenses. Except as provided above or as otherwise expressly provided herein, (a) the Buyer shall pay (i) its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel and (ii) filing fees under the HSR Act in connection with the transactions contemplated hereunder, and (b) the Company shall pay the Transaction Expenses.

Section 13.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by any of the following methods: (a) personal delivery; (b) registered or certified mail, postage prepaid, return receipt requested; (c) overnight mail, or (d) facsimile transmission. Notices shall be sent to the appropriate Party at its address given below (or at such other address for such Party as shall be specified by notice given hereunder):

If to the Buyer, to:	CT Technologies Holdings, LLC c/o Thurston Group 875 N. Michigan Ave, Suite 3640 Chicago, Illinois 60611 Attention: Patrick J. Haynes III Telephone: (312) 255-0077 Facsimile: (312) 255-0060

with a required, simultaneous copy transmitted in like manner to:	ABRY Partners, LLC 111 Huntington Avenue Boston, Massachusetts 02199 Attention: Jay Grossman, Erik Brooks and Hilary Grove Telephone: (617) 859-2959 Facsimile: (617) 859-7208

with a required, simultaneous copy transmitted in like manner to:	Kirkland & Ellis LLP Citigroup Center 153 E. 53rd Street New York, New York 10022 Attention: Armand A. Della Monica Telephone: (212) 446-4755 Facsimile: (212) 446-6460

If to the Sellers’ Representative or, prior to Closing, Smart Holdings or the Company:	c/o Arcapita Inc. 75 Fourteenth Street, 24th Floor Atlanta, Georgia 30309 Attention: Charles H. Ogburn Telephone: (404) 920-4050 Facsimile: (404) 920-9001

with a required, simultaneous copy transmitted in like manner to:	King & Spalding LLP 1180 Peachtree Street, NE Atlanta, Georgia 30309 Attention: Kathryn M. Furman Jon R. Harris Telephone: (404) 572-4600 Facsimile: (404) 572-5100

All such notices, requests, demands, waivers and communications shall be deemed received upon (i) actual receipt thereof by the addressee, or (ii) actual delivery thereof to the appropriate address.

Section 13.3 Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. Upon a determination of the prohibition of enforceability of any such provision, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated and the rights of the Parties be honored as originally contemplated to the fullest extent possible. To the extent permitted by Law, the Parties hereto waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

Section 13.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of Law, by any Party without the prior written consent of the Buyer and the Sellers’ Representative; provided, that Buyer may assign this Agreement without obtaining the prior written consent of the Sellers’ Representative (i) prior to the Closing, to any of Buyer’s Affiliates and (ii) after the Closing, to any of Buyer’s Affiliates, to any lender for collateral purposes, or to any subsequent purchaser of all or substantially all of the stock or assets of the Company Group, but no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder.

Section 13.5 No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, their successors or permitted assigns, the Buyer Indemnified Parties and the Seller Indemnified Parties any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in any Person’s being deemed a third party beneficiary of this Agreement.

Section 13.6 Captions. The Section, Subsection and other titles and captions and the Table of Contents contained in this Agreement and the Schedules and Exhibits to this Agreement are inserted herein and therein only as a matter of convenience of reference, shall not be deemed part of this Agreement and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof. Unless otherwise specified to the contrary, all references to Sections are references to Sections of this Agreement, and all references to Schedules and Exhibits are references to Schedules and Exhibits to this Agreement.

Section 13.7 Company Group Disclosure Schedule. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Section of the Company Group Disclosure Schedules or any other Schedule hereto is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no Party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in the Company Group Disclosure Schedule or any other Schedule hereto is or is not material for purposes of this Agreement. The Company Group Disclosure Schedules and the other Schedules to this Agreement are qualified in their entirety by specific provisions of this Agreement and shall not be construed as constituting any representation or warranty except as and to the extent expressly provided in this Agreement. Disclosure of any fact or item in any Schedule hereto referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that the relevance of such matters to other Sections of this Agreement or other applicable Sections of the Company Group Disclosure Schedule is reasonably apparent on the face of such disclosure.

Section 13.8 Arbitration.

(a) Resolution of Disputes. Except as provided in Section 13.12, the Parties will submit all controversies or disputes among them arising out of or relating to this Agreement, including unresolved claims for indemnification, but excluding all controversies and disputes related to the Statement of Closing Net Working Capital under Section 3.6 or Taxes under Section 7.7, which shall be resolved by the Accounting Expert, to binding arbitration as provided below. The arbitration and all related preliminary proceedings will be governed by rules to be agreed upon by the Parties, or, failing agreement on those rules within 30 days of written request for arbitration, the arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the initial demand for arbitration, as modified by this Agreement. The dispute will be presented to a panel of arbitrators (selected as provided below), sitting in New York, New York.

(b) Selection of the Arbitrator. The arbitration will be conducted by an arbitral tribunal consisting of three independent arbitrators. The Party initiating arbitration (“Claimant”) will appoint an arbitrator in its request for arbitration (“Request”). The other Party (“Respondent”) will appoint an arbitrator within 30 days of receipt of the Request and will notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent either Party has not appointed an arbitrator, then that Party’s arbitrator will be appointed by the AAA. The first two arbitrators appointed in accordance with this provision will appoint a third arbitrator within 30 days after the Respondent has notified the Claimant of the appointment of the Respondent’s arbitrator or, if applicable, within 30 days after the AAA has notified the Parties of its appointment. If the first two arbitrators appointed fail to appoint a third arbitrator within the time period described above, then the AAA will appoint the third arbitrator and will promptly notify the Parties of the appointment. The third arbitrator will act as chair of the arbitral tribunal.

(c) Discovery. Discovery will be at the discretion of the arbitrators and will be limited to information directly relevant to the dispute in arbitration. In the event of discovery disputes, the arbitrators will be directed to issue orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. If the Parties are unable to agree on the scope of discovery, the arbitrators will require the Party seeking discovery on an issue to present the legal and factual basis for the request for discovery and will permit the Party opposing discovery to respond. The arbitrators will permit discovery on an issue only if they conclude that there is a reasonable and good faith basis for the request and that the request appears likely to result in the discovery of admissible evidence regarding the dispute. The arbitrators may allow limited discovery to permit investigation of some of the disputes or to determine whether a claim has sufficient basis in Law or in fact to warrant further discovery. The arbitrators, however, will issue appropriate orders to restrict the scope of that discovery. The arbitrators will consider claims of privilege, work product and other restrictions on discovery as appear to be warranted. Conformity with legal rules of procedure and evidence shall not be necessary.

(d) Fees. The arbitrators will award, at the expense of the non-prevailing Party, the prevailing Party its attorney’s and experts’ fees and disbursements incurred in resolving the dispute and may award other sanctions to the extent the arbitrators find any dispute advanced in the proceedings to be frivolous or without a good faith basis in fact and in Law when the dispute was first presented for arbitration.

(e) Award/Consent to Jurisdiction. Except as may otherwise be agreed in writing by Parties or as ordered by the arbitrators upon substantial justification shown, the hearing for the dispute will be held within 90 days of the appointment of the third arbitrator. The arbitrators will render a final award within 30 days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrators. The arbitrators’ award will state the factual and legal basis for the award. The decision of the arbitrators will be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C. § 1. et. seq. Final judgment may be entered upon the award in any court of competent jurisdiction but entry of judgment will not be required to make the award effective. By signing this Agreement, the Parties irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts and arbitration forums located in New York, New York.

(f) The arbitrators will have the power to grant equitable relief in addition to any other remedy or relief that a federal or state court of New York could order or grant when applying the governing Law and such ancillary relief as is necessary to effect any such award.

(g) Notwithstanding any other provision of this Agreement, the arbitrators shall have no power to delete from, add to, or modify the terms of this Agreement, and may not award any remedy which effectively conflicts directly or indirectly with any provision of this Agreement.

Section 13.9 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto), the Confidentiality Agreement and the other documents delivered pursuant to this Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

Section 13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

Section 13.11 Waiver of Jury Trial. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

Section 13.12 Specific Performance. The Parties acknowledge and agree that any breach of the terms of this Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and accordingly the Parties agree that, in addition to any other remedies, each Party shall be, subject to the limitations set forth in Section 10.3(a), entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy.

Section 13.13 Waiver. Any agreement on the part of a Party to any extension or waiver of any obligation of any other Party hereunder shall be valid only if set forth in an instrument in writing signed by or on behalf of such Party. A waiver by one Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty or as a waiver by any other Party. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time

Section 13.14 Counterparts. This Agreement maybe executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 13.15 Amendment; Modification. This Agreement may be amended, modified or supplemented at any time only by written agreement of the Parties (it being understood and agreed that the Sellers’ Representative may provide such agreement on behalf of the Sellers).

Section 13.16 Time of Essence. With regard to all dates and time periods set forth in this Agreement, time is of the essence.

Section 13.17 Waiver of Punitive Damages.

(a) THE PARTIES TO THIS AGREEMENT EXPRESSLY WAIVE AND FOREGO ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, SPECIAL, CONSEQUENTIAL OR SIMILAR DAMAGES, IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE COMPANY ANCILLARY AGREEMENTS, SELLER ANCILLARY AGREEMENTS, BUYER ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, PROVIDED. HOWEVER. THAT NOTHING IN THIS SECTION SHALL LIMIT THE RIGHTS OF ANY PARTY TO BE INDEMNIFIED FOR AMOUNTS REQUIRED TO BE PAID TO THIRD PARTIES.

(b) EACH PARTY ACKNOWLEDGES AND CERTIFIES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ARBITRATION OR LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) SUCH PARTY MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.17.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

BUYER:

CT TECHNOLOGIES HOLDINGS, LLC

By:	/s/ Patrick J. Haynes III
	Name:	Patrick J. Haynes III
	Title:	Chief Executive Officer and President

COMPANY:

SMART DOCUMENT SOLUTIONS, LLC

By:	/s/ Frank B. Murphy
	Name:	Frank B. Murphy
	Title:	President and CEO

SIH:

SMART IMAGING HOLDINGS, INC.

By:	/s/ John A. Smart, II
	Name:	John A. Smart, II
	Title:	President

Signature Page to Purchase Agreement

STOCKHOLDERS:

DOCURETAIN CAPITAL LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

DOCUVIEW CAPITAL LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

DOCUSEARCH CAPITAL LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

INFOCOPY CAPITAL LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

INFORELEASE CAPITAL LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

Signature Page to Purchase Agreement

OUTSOURCE HOLDINGS LIMITED

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

ARCAPITA INCENTIVE PLAN LIMITED

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Vice-President

YIELD INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

AMITY INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

BRACE INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

ENABLE INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

Signature Page to Purchase Agreement

COALITION INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

FEDERATION INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

GROUP INVESTMENTS II LDC

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

JOINT INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

LEAGUE INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

MATRIX INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

Signature Page to Purchase Agreement

ORDER INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

PATRON INVESTMENTS II LDC

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Director

SOCIETY INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

TUTOR INVESTMENTS II LDC

By:	/s/ Mohammed Chowdhury
	Name:	Mohammed Chowdhury
	Title:	Director

UNITED INVESTMENTS II LDC

By:	/s/ Henry A. Thompson
	Name:	Henry A. Thompson
	Title:	Vice-President

Signature Page to Purchase Agreement

SELLERS’ REPRESENTATIVE:

ARCAPITA INC., solely in its capacity as Sellers’ Representative under Article XII

By:	/s/ John A. Draughon, Jr.
	Name:	John A. Draughon, Jr.
	Title:	Director

Signature Page to Purchase Agreement